Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186111

REALTY FINANCE TRUST, INC.
SUPPLEMENT NO. 1, DATED MAY 20, 2015,
TO THE PROSPECTUS, DATED APRIL 30, 2015

This prospectus supplement, or this Supplement No. 1, is part of the prospectus of Realty Finance Trust, Inc., or the Company, dated April 30, 2015, or the Prospectus. This Supplement No. 1 supplements, modifies and supersedes certain information contained in our Prospectus and should be read in conjunction with our Prospectus. This Supplement No. 1 will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Defined terms used herein shall have the meaning ascribed to those terms in the Prospectus, as supplemented from time to time, unless the context otherwise requires:

The purposes of this Supplement No. 1 are to:

•	update certain operating information, including management updates;
•	update our prospectus summary, including disclosure relating to our expected investment portfolio composition;
•	update disclosure relating to management;
•	update disclosure relating to our dealer manager;
•	replace Appendix C-1 of the Prospectus, our Subscription Agreement;
•	replace Appendix G of the Prospectus — Privacy Policy Notice; and
•	attach our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 as Annex A.

OPERATING INFORMATION

Management Updates

Appointment of Donald R. Ramon as Chief Financial Officer, Treasurer and Secretary to Replace Nicholas Radesca

On May 12, 2015, our board of directors appointed Donald R. Ramon to serve as our chief financial officer, treasurer and secretary, effective as of May 15, 2015, immediately following the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. In connection with Mr. Ramon’s appointment as our chief financial officer, treasurer and secretary, Nicholas Radesca resigned from his roles as our chief financial officer, treasurer and secretary, effective as of May 15, 2015, immediately following the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Mr. Radesca also resigned from his roles as chief financial officer, treasurer and secretary of our advisor, Realty Finance Advisors, LLC. Mr. Radesca did not resign pursuant to any disagreement with us. Mr. Ramon will also serve as chief financial officer, treasurer and secretary of our advisor.

PROSPECTUS UPDATES

Prospectus Summary

The following disclosure hereby replaces the chart under the question “What is your investment strategy?” on page 3 of the Prospectus.

“Expected Investment Portfolio Composition

                                          ”

The following disclosure hereby replaces the paragraph under the question “What is the experience of your principal executive officers?” on page 7 of the Prospectus.

“Our investments will be identified, evaluated, negotiated, consummated and managed by our investment team employed by our advisor, including the five principal officers of our advisor, Peter M. Budko, Donald MacKinnon, Andrew Winer, Donald R. Ramon and Boris Korotkin. Mr. Budko has served as the chief executive officer of our company and our advisor since November 2014, and previously served as executive vice president of our company and our advisor since their formation in November 2012 until January 2013, and as the president and secretary of our company and our advisor from January 2013 until November 2014. Mr. Budko has been active in the structuring and financial management of commercial real estate investments for over 11 years. Mr. Ramon has nearly 30 years of experience in finance and accounting, including substantial experience in managing debt. Each of Messrs. Budko, MacKinnon and Winer has more than 20 years of experience in structuring and managing debt. See “Management.””

Management

The table under the section entitled “Executive Officers and Directors” on page 75 of the Prospectus, and all other similar disclosures appearing throughout the Prospectus, is hereby replaced with the following disclosure.

“Name	Age	Position(s)
Peter M. Budko	55	Chief Executive Officer
Donald MacKinnon	51	President and Chief Operating Officer
Andrew Winer	47	Chief Investment Officer
Donald R. Ramon	51	Chief Financial Officer, Treasurer and Secretary
Boris Korotkin	42	Executive Vice President
William M. Kahane	67	Chairman of the Board of Directors
Dr. Robert J. Froehlich	62	Lead Independent Director
Elizabeth K. Tuppeny	54	Independent Director”

Mr. Radesca’s biography on page 77 of the Prospectus is hereby deleted in its entirety and replaced with the following disclosure.

“Donald R. Ramon has served as the chief financial officer, treasurer and secretary of our company and our advisor since May 2015. Mr. Ramon has served as the chief financial officer, treasurer and secretary of

American Realty Capital Trust V, Inc., or ARCT V, the ARCT V advisor and the ARCT V property manager since May 2015. Prior to joining our company and ARCT V, Mr. Ramon worked for CMG Mortgage, Inc., or CMG, from June 2014 until September 2014 as chief financial officer for a real estate investment trust to be formed by CMG focused on investing in mortgage assets originated by CMG. From January 2009 until May 2014, Mr. Ramon served as chief financial officer of Invesco Mortgage Capital Inc., a real estate investment trust focused on residential and commercial mortgage-backed securities and mortgage loans. Mr. Ramon has nearly 30 years of experience in financial services, real estate finance accounting and operations. Mr. Ramon holds a Bachelor of Arts from the University of South Florida and is a licensed certified public accountant.”

The second and third paragraphs of the section entitled “The Advisor” on page 86 of the Prospectus are hereby replaced with the following disclosure.

“The officers and key personnel of our advisor are as follows:

Name	Age	Position(s)
Peter M. Budko	55	Chief Executive Officer
Donald MacKinnon	51	President and Chief Operating Officer
Andrew Winer	47	Chief Investment Officer
Donald R. Ramon	51	Chief Financial Officer, Treasurer and Secretary
Boris Korotkin	42	Executive Vice President

The backgrounds of Messrs. Budko, MacKinnon, Winer, Ramon and Korotkin are described in the “Management — Executive Officers and Directors” section of this prospectus.”

The first two sentences of the fifth paragraph of the section entitled “The Advisor” on page 86 of the Prospectus are hereby replaced with the following disclosure.

“The officers and key personnel of our advisor may spend a portion of their time on activities unrelated to us. Each of the officers and key personnel of our advisor, including Messrs. Budko, MacKinnon and Ramon, is currently expected to spend a significant portion of their time on our behalf but may not always spend a majority of their time on our behalf.”

Dealer Manager

The following disclosure hereby replaces the disclosure set forth under the heading “Dealer Manager” beginning on page 88 of the Prospectus.

“Dealer Manager

Our dealer manager is a member firm of the Financial Industry Regulatory Authority, or FINRA. Our dealer manager was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital, its affiliates and its predecessors.

Our dealer manager provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It also may sell a limited number of shares at the retail level. The compensation we will pay to our dealer manager in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Dealer Manager and Compensation We Will Pay for the Sale of Our Shares.” Our dealer manager also serves as dealer manager for ARC HT III, PECO II, ARC HOST, UDF V, ARC NYCR, ARC NYCR II, ARC Global II, ARC RCA II, AERP, BDCA and BDCA II.

Our dealer manager is owned by an entity which is under common control with the parent of our sponsor. Accordingly, Messrs. Schorsch and Kahane indirectly control our dealer manager. Our dealer manager is an affiliate of our advisor. See the section entitled “Conflicts of Interest” in this prospectus.

Name	Age	Position(s)
Edward M. Weil, Jr.	47	Chairman
William E. Dwyer III	56	Chief Executive Officer
Louisa Quarto	46	President
Michael Shuckerow	43	Chief Compliance Officer
Jennifer Round	38	Chief Operating Officer
Steve Rokoszewski	38	Executive Vice President

The backgrounds of Mses. Quarto and Round and Messrs. Weil, Dwyer, Shuckerow and Rokoszewski are described below:

Edward M. Weil, Jr. has served as chairman of our dealer manager since September 2013 and was the interim chief executive officer of our dealer manager from May 2014 until September 2014 and the chief executive officer of our dealer manager from December 2010 until September 2013. Mr. Weil served as an executive officer of ARCT, the ARCT advisor and the ARCT property manager from their formation in August 2007 through March 2012. Mr. Weil served as an executive officer of NYRT, the NYRT property manager and the NYRT advisor since their formation in October 2009 until November 2014. He has served as the executive vice president and secretary of the PECO advisor since its formation in December 2009. Mr. Weil served as an executive officer of ARC RCA and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively, until November 2014. Mr. Weil served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager from their formation in August 2010 until January 2015 when ARC HT closed its merger with Ventas, Inc. Mr. Weil has served as a director of ARCT III beginning in February 2012 and as an executive officer of ARCT III, the ARCT III advisor and the ARCT III property manager from their formation in October 2010 until the close of ARCT III’s merger with ARCP in February 2013. Mr. Weil served as an executive officer of the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010 until November 2014, and served as a director of ARC DNAV from September 2010 until August 2014. Mr. Weil served as a director of ARCP from March 2012 until June 2014. Mr. Weil also served as an executive officer of ARCP from its formation in December 2010 until February 2013. Mr. Weil was an executive officer of ARC Global, the ARC Global advisor and the ARC Global property manager from their formation in July 2011, July 2011 and January 2012, respectively, until October 2014 and served as a director of ARC Global from May 2012 to September 2014. Mr. Weil served as the president, chief operating officer, treasurer and secretary of ARCT IV, the ARCT IV advisor and the ARCT IV property manager from their formation in February 2012 until the close of ARCT IV’s merger with ARCP in January 2014. Mr. Weil served as a director of ARCT IV from January 2014 until the close of its merger with ARCP in January 2014. Mr. Weil served as the president, treasurer and secretary of ARC HT II, the ARC HT II advisor and the ARC HT II property manager since their formation in October 2012 until November 2014, and served as their chief operating officer from October 2012 through March 2014. Mr. Weil served as the president, treasurer and secretary of us and our advisor from November 2012 until January 2013. Mr. Weil has served as president, chief operating officer, treasurer and secretary of ARCT V, the ARCT V advisor and the ARCT V property manager since their formation in January 2013, and served as a director of ARCT V from January 2013 to September 2014. Mr. Weil has served as the executive vice president and secretary of the BDCA advisor since its formation in June 2010. Mr. Weil served as president, chief operating officer, treasurer and secretary of the PECO II advisor from July 2013 until October 2014. Mr. Weil has served as a member of the board of directors of the ARC HOST sub-property manager since August 2013. Mr. Weil served as chief executive officer and president of the general partner of AEP from its formation in October 2013 until November 2014. Mr. Weil has served as president, treasurer, secretary and a director of RCAP since February 2013 and as chief executive officer since September 2014. Mr. Weil also served as treasurer and secretary of RCA II, the RCA II advisor and the RCA II property manager from April 2014 until November 2014 and previously served as RCA II’s chief operating officer and as chief operating officer of the RCA II advisor and property manager from their respective formations in December 2013 until April 2014. Mr. Weil served as president, chief operating officer, treasurer and secretary of ARC RCA II, and as president, chief operating officer, treasurer and secretary of the ARC RCA II advisor and property manager from their respective formations in April 2014 until October 2014. Mr. Weil served as president, chief operating officer, treasurer and secretary of ARC Global II, the ARC Global II advisor and the ARC Global II property manager from their respective formations in April 2014 to October 2014. Mr. Weil served as president, chief operating officer, treasurer and secretary of ARC

HT III, the ARC HT III advisor and property manager from their respective formations in April 2014 until November 2014. Mr. Weil has served as president, treasurer, secretary and a director of RCS Capital since February 2013 and as chief executive officer since September 2014. Mr. Weil was formerly the senior vice president of sales and leasing for AFRT from April 2004 to October 2006, where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio of properties. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFRT, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners Limited and prior to joining AFRT, from 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co. Mr. Weil attended George Washington University. Mr. Weil holds FINRA Series 7, 24 and 63 licenses.

William E. Dwyer III has served as the chief executive officer of our dealer manager since September 2014. Mr. Dwyer joined our dealer manager from LPL Financial, where he held various positions from September 1992 to March 2013, including serving as President — National Sales from September 2009 to March 2013, where he was responsible for setting strategic direction for the management, satisfaction, retention and recruitment of the firm’s independent advisors. In addition, Mr. Dwyer has been a member of the Financial Services Institute since October 2005, including serving as its Chairman from January 2008 to December 2009. Mr. Dwyer was a member of the Private Client Services Committee at the Securities Industry and Financial Markets Association, or SIFMA, from January 2008 to December 2010, including serving as its Co-Chairman from January 2009 to December 2010, as well as a member of the Board of Directors of SIFMA from January 2009 to December 2012. He holds a Bachelor of Arts and Sciences degree from Boston College and holds FINRA Series 3, 7 and 63 licenses.

Louisa Quarto has served as the President of Realty Capital Securities LLC, our dealer manager, since September 2009. Ms. Quarto served as Senior Vice President and Chief Compliance Officer for our dealer manager from May 2008 until February 2009, as Executive Managing Director from November 2008 through July 2009 and Co-President from July 2009 through August 2009. Ms. Quarto also has been Senior Vice President for American Realty Capital Advisors, LLC since April 2008. Ms. Quarto’s responsibilities for Realty Capital Securities include overseeing sales, national accounts, operations and compliance activities. From February 1996 through April 2008, Ms. Quarto was with W. P. Carey & Co. LLC and its broker-dealer subsidiary, Carey Financial LLC, beginning as an Associate Marketing Director in 1996, becoming Second Vice President in 1999, Vice President in 2000 and Senior Vice President in 2004. From July 2005 through April 2008 Ms. Quarto served as Executive Director and Chief Management Officer of Carey Financial where she managed relationships with the broker-dealers that were part of the CPA REIT selling groups. Ms. Quarto earned a B.A. from Bucknell University and an M.B.A. in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and chair of its Finance Committee.

Michael Shuckerow has served as the chief compliance officer of our dealer manager since October 2014. In addition, he is currently a member of the Investment Adviser Association’s social media working group. Prior to joining our dealer manager, Mr. Shuckerow was Head of Distribution Compliance at Columbia Management from April 2008 until October 2014. From April 2005 until April 2008, Mr. Shuckerow served as Chief Compliance Officer and Senior Vice President of a multi-national joint-venture of Citigroup and State Street Bank. From April 2000 until April 2005, Mr. Shuckerow served as Associate General Counsel at UBS, as well as Deputy Chief Administrative Officer of its investment consulting division. Mr. Shuckerow earned a J.D. from St. John’s University School of Law and a B.S. from Northeastern University. He is admitted to the bar in New York and Connecticut and holds FINRA Series 7 and 24 licenses.

Jennifer Round has served as the chief operating officer of our dealer manager since December 2014. Prior to joining our dealer manager, Ms. Round was the Head of Sales Analytics and Strategy at New York Life MainStay Investments from August 2014 until December 2014, where she was responsible for sales reporting, analytics and business strategy, and served as the National Sales Desk Manager at New York Life MainStay Investments, where she oversaw an internal sales force, from July 2010 until August 2014. Ms. Round also previously served as the Vice President of Sales at Fidelity Investments from June 2008 until July 2010, where she led a team of internal sales consultants on providing advisors with charitable, wealth and tax planning solutions. She received her B.S. degree from the University of New Hampshire in 1998 and a Juris Doctorate degree from the New England School of Law in 2009. Ms. Round has her Series 7, 63 and 24 licenses.

Steve Rokoszewski joined our dealer manager in March 2009 as vice president, national sales desk manager, and is responsible for the hiring, training and the ongoing management of all our dealer manager’s internal wholesalers. In June 2010, Mr. Rokoszewski was promoted to senior vice president, and he was promoted to executive vice president in April 2012. Mr. Rokoszewski has over 12 years of experience in the financial services industry. Prior to joining our dealer manager, he was Sales Desk Manager for KBS Capital Markets Group, or KBS, from November 2005 through February 2009. While at KBS, he participated in the development of a distribution company that raised over $1.2 billion in 2008. From March 2001 through October 2005, Mr. Rokoszewski served as AVP — Sales Desk Manager for MetLife Investors, where he led a team of 24 internal wholesalers who helped raise $1.1 billion in sales in 2004. From August 1998 through March 2001, Mr. Rokoszewski was a financial advisor at PaineWebber, Inc. He received a degree in International Relations from the University of Southern California and currently holds FINRA Series 7, 24 and 63 licenses.”

The first sentence of the section entitled “Investment Decisions” on pages 90 – 91 of the Prospectus is hereby replaced with the following disclosure.

“The primary responsibility for the investment decisions of our advisor and its affiliates, and the negotiation for these investments, resides with Messrs. Budko, MacKinnon, Winer, Ramon and Korotkin, and our advisor seeks to invest in our targeted assets on our behalf that satisfy our investment objectives.”

The second paragraph of the section entitled “Certain Relationships and Related Transactions — Advisory Agreement” on page 91 of the Prospectus is hereby replaced with the following disclosure.

“Peter M. Budko, our chief executive officer, also is the chief executive officer of our advisor. Donald MacKinnon, our president and chief operating officer, also is the president and chief operating officer of our advisor. Andrew Winer, our chief investment officer, also is the chief investment officer of our advisor. Donald Ramon, our chief financial officer, treasurer and secretary, also is the chief financial officer, treasurer and secretary of our advisor. Boris Korotkin, our executive vice president, also is the executive vice president of our advisor. For a further description of this agreement, see the sections entitled “— The Advisor,” “Management Compensation” and “Conflicts of Interest” in this prospectus.”

Principal Stockholders

The section entitled “Principal Stockholders” on page 103 of the Prospectus is hereby replaced with the following disclosure.

“PRINCIPAL STOCKHOLDERS

The following table provides, as of May 15, 2015, information regarding the number and percentage of shares of our common stock beneficially owned by each director, each executive officer, all directors and executive officers as a group and any person known to us to be the beneficial owner of more than 5% of our outstanding shares. As of May 15, 2015, we had 12,254 stockholders of record and 22.1 million shares of common stock outstanding. Beneficial ownership includes outstanding shares and shares which are not outstanding, but that any person has the right to acquire within 60 days after the date of this prospectus. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as otherwise provided, the person named in the table has sole voting and investing power with respect to all shares beneficially owned by him.

Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class
Realty Finance Special Limited Partnership, LLC(2)	8,888		*
AR Capital, LLC(3)	44,444		*
William M. Kahane(2)(3)	—		*
Peter M. Budko	—		*
Donald MacKinnon	—		*
Andrew Winer	—		*
Donald R. Ramon	—		*
Boris Korotkin	—		*
Elizabeth K. Tuppeny	2,705	(4)	*
Dr. Robert J. Froehlich	55,175	(5)	*
All directors and executive officers as a group	111,212	(6)	*

*	Less than 1%.
(1)	The business address of each individual or entity listed in the table is 405 Park Avenue, 14th Floor, New York, New York 10022.
(2)	The special limited partner is controlled by our sponsor, which is controlled by Nicholas S. Schorsch and William M. Kahane.
(3)	AR Capital, LLC is controlled by Nicholas S. Schorsch and William M. Kahane.
(4)	Includes 2,133 unvested restricted shares held by Ms. Tuppeny which vest annually over a five-year period in equal installments beginning with the date of grant.
(5)	Includes 2,133 unvested restricted shares held by Dr. Froehlich which vest annually over a five-year period in equal installments beginning with the date of grant.
(6)	Includes 8,888 shares held by Realty Finance Special Limited Partnership, LLC and 44,444 shares held by AR Capital, LLC. See footnotes 2 and 3.”

Subscription Agreement

The form of subscription agreement contained in Appendix C-1 of the Prospectus is hereby replaced with the revised form of subscription agreement attached to this Supplement No. 1 as Appendix C-1. The revised form of subscription agreement supersedes and replaces the form of subscription agreement contained in the Prospectus.

Privacy Policy Notice

The privacy policy notice included in this Supplement No. 1 as Appendix G hereby replaces Appendix G to the Prospectus.

Annex A

On May 15, 2015, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, which is attached as Annex A to this Supplement No. 1.

ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 000-55188

REALTY FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	46-1406086
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York	10022
(Address of Principal Executive Office)	(Zip Code)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☒

The number of shares of the registrant’s common stock, $0.01 par value, outstanding as of April 30, 2015 was 21,214,570.

A-i

PART I

Item 1. Condensed Consolidated Financial Statements.

REALTY FINANCE TRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$17,155	$386
Restricted cash	68	68
Commercial mortgage loans, held for investment, net	559,058	456,884
Real estate securities, at fair value	58,375	50,234
Accrued interest receivable	2,306	2,866
Prepaid expenses and other assets	5,009	3,782
Total assets	$641,971	$514,220
LIABILITIES AND STOCKHOLDERS’ EQUITY
Repurchase agreements – commercial mortgage loans	$182,307	$150,169
Repurchase agreements – real estate securities	37,734	26,269
Interest payable	257	232
Distributions payable	3,269	2,623
Accounts payable and accrued expenses	2,151	2,385
Due to affiliate	3,223	2,035
Total liabilities	228,941	183,713
Preferred stock, $0.01 par value, 50,000,000 authorized, none issued and outstanding as of March 31, 2015 and December 31, 2014	—	—
Convertible stock; $0.01 par value, 1,000 shares authorized, issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	1	1
Common stock, $0.01 par value, 949,999,000 shares authorized, 19,406,761 and 15,472,192 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	194	155
Additional paid-in capital	427,373	340,874
Accumulated other comprehensive loss	(166)	(307)
Accumulated deficit	(14,372)	(10,216)
Total stockholders’ equity	413,030	330,507
Total liabilities and stockholders’ equity	$641,971	$514,220

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REALTY FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Interest Income:
Interest income	$9,605	$977
Less: Interest expense	1,933	21
Net interest income	7,672	956
Expenses:
Acquisition fees	1,032	259
Subordinated performance fee	362	—
Professional fees	1,379	113
Other expenses	123	272
Loan loss provision	144	86
Total expenses	3,040	730
Net income	$4,632	$226
Basic net income per share	$0.27	$0.11
Diluted net income per share	$0.27	$0.11
Basic weighted average shares outstanding	17,279,713	2,025,934
Diluted weighted average shares outstanding	17,284,086	2,030,023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REALTY FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net income	$4,632	$226
Unrealized gain on available-for-sale securities	141	5
Comprehensive income attributable to Realty Finance Trust, Inc.	$4,773	$231

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REALTY FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except for share data)

	Common Stock		Convertible Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
	Number of Shares	Par Value	Number of Shares	Amount
Balance, December 31, 2014	15,472,192	$155	1,000	$1	$340,874	$(307)	$(10,216)	$330,507
Issuance of common stock	3,795,148	38	—	—	94,583	—	—	94,621
Common stock repurchases	(5,752)	—	—	—	(144)	—	—	(144)
Net income	—	—	—	—	—	—	4,632	4,632
Distributions declared	—	—	—	—	—	—	(8,788)	(8,788)
Common stock issued through distribution reinvestment plan	145,173	1	—	—	3,444	—	—	3,445
Share-based compensation	—	—	—	—	6	—	—	6
Common stock offering costs, commissions and dealer manager fees	—	—	—	—	(11,390)	—	—	(11,390)
Other comprehensive income	—	—	—	—	—	141	—	141
Balance, March 31, 2015 (Unaudited)	19,406,761	$194	1,000	$1	$427,373	$(166)	$(14,372)	$413,030

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REALTY FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$4,632	$226
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discount accretion and premium amortization, net	(189)	(52)
Accretion of loan exit fees	(145)	—
Amortization of deferred financing costs	479	—
Share-based compensation	6	4
Loan loss provision	144	86
Changes in assets and liabilities:
Accrued interest receivable	705	(198)
Prepaid expenses and other assets	859	(1,194)
Accounts payable and accrued expenses	(364)	92
Due to affiliate	(894)	—
Interest payable	25	(2)
Net cash provided by (used in) operating activities	$5,258	$(1,038)
Cash flows from investing activities:
Origination and purchase of commercial mortgage loans	$(116,434)	$(24,066)
Purchase of real estate securities	(8,016)	(9,497)
Principal repayments received on commercial mortgage loans	14,321	38
Net cash used in investing activities	$(110,129)	$(33,525)
Cash flows from financing activities:
Proceeds from issuances of common stock	$92,806	$40,844
Common stock repurchases	(144)	—
Payments of offering costs and fees related to common stock issuances	(9,178)	(4,501)
Borrowings on revolving line of credit with affiliate	—	3,300
Repayments of revolving line of credit with affiliate	—	(7,305)
Borrowings on repurchase agreements – commercial mortgage loans	38,376	—
Repayments of repurchase agreements – commercial mortgage loans	(6,238)	—
Borrowings on repurchase agreements – real estate securities	99,560	4,010
Repayments of repurchase agreements – real estate securities	(88,095)	(10)
Advances from affiliate	—	(1,078)
Payments of deferred financing costs	(750)	—
Distributions paid	(4,697)	(523)
Net cash provided by financing activities	$121,640	$34,737
Net change in cash	$16,769	$174
Cash, beginning of period	386	178
Cash, end of period	$17,155	$352

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REALTY FINANCE TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Supplemental disclosures of cash flow information:
Escrow deposits payable related to commercial mortgage loans	$295	$—
Income taxes paid	9	—
Interest paid	2,471	24
Supplemental disclosures of non-cash flow information:
Distributions payable	$3,269	$469
Common stock issued through distribution reinvestment plan	3,445	266
Receivable for common stock issued	3,006	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 1 — Organization and Business Operations

Realty Finance Trust, Inc. (formerly known as ARC Realty Finance Trust, Inc.) (the “Company”) was incorporated in Maryland on November 15, 2012 and conducts its operations to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the filing of its tax return for the taxable year ended December 31, 2013. The Company is offering for sale a maximum of $2.0 billion of common stock, $0.01 par value per share, on a reasonable best efforts basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. The Offering also covers the offer and sale of up to approximately $400.0 million in shares of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of the Company’s common stock. On May 14, 2013, the Company commenced business operations after raising in excess of $2.0 million of equity, the amount required for the Company to release equity proceeds from escrow.

Prior to the filing of the Company’s second Quarterly Report on Form 10-Q following February 12, 2015 (the “NAV Pricing Date”), the per share purchase price in the Offering will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees and subject to certain discounts) and the per share purchase price for shares issued under the DRIP will be $23.75 per share, which is 95% of the purchase price per share in the Offering. As of March 31, 2015, the aggregate value of all the common stock outstanding was $484.7 million based on a per share value of $25.00 (or $23.75 for shares issued under DRIP). After the NAV Pricing Date, the Company will begin offering shares in the Offering and the DRIP at a per share purchase price that will vary quarterly and will be equal to the net asset value (“NAV”) divided by the number of shares outstanding as of the end of the business day immediately preceding the day on which the Company makes its quarterly periodic filing (“Per Share NAV”). Applicable selling commissions and dealer manager fees will be added to the per share price for shares in the Company’s primary offering but not for the DRIP.

On December 30, 2014, the Company filed with the Maryland State Department of Assessments and Taxation articles supplementary to its charter that reclassified 1,000 authorized but unissued shares of the Company’s common stock as shares of convertible stock and set the terms of such convertible shares. The Company then issued 1,000 convertible shares to Realty Finance Advisors, LLC (the “Advisor”) for $1.00 per share. The convertible shares will automatically convert to shares of common stock upon the first occurrence of any of following triggering events (the “Triggering Events”): (i) the Company has paid total distributions on the then-outstanding shares of common stock in an amount equal to or in excess of the sum of the invested capital (as defined in the Company’s charter) plus an aggregate 6.0% cumulative, pre-tax, non-compounded, annual return on such invested capital, (ii) a listing of the Company’s shares of common stock on a national securities exchange and (iii) the termination of the Company’s advisory agreement under certain circumstances. In general, but with certain exceptions as outlined in the articles supplementary, each convertible share will convert into a number of common shares equal to  1/1000 of the quotient of (a) the conversion product (the product of 0.15 times the amount, if any, by which (i) the sum of the enterprise value as of the date of the Triggering Event plus total distributions paid to the Company’s stockholders through the date of the Triggering Event exceeds (ii) the sum of the Company’s stockholders’ invested capital plus a 6.0% return as of the date of the Triggering Event) divided by (b) the quotient of the enterprise value divided by the number of shares of the Company’s common stock outstanding (on an as-converted basis) on the date of the Triggering Event. The conversion product will be reduced by the amounts payable pursuant to the annual subordinated performance fee as realized appreciation in the Company’s assets during the time that the Advisor or one of its affiliates acts as the Company’s advisor.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 1 — Organization and Business Operations  – (continued)

The Company was formed to originate, acquire and manage a diversified portfolio of commercial real estate debt investments secured by properties located both within and outside of the United States. The Company may also invest in commercial real estate securities and commercial real estate properties. Commercial real estate debt investments may include first mortgage loans, subordinated mortgage loans, mezzanine loans and participations in such loans. Commercial real estate securities may include commercial mortgage-backed securities (“CMBS”), senior unsecured debt of publicly traded REITs, debt or equity securities of other publicly traded real estate companies and collateralized debt obligations (“CDOs”).

The Company has no direct employees. The Company has retained the Advisor to manage the Company’s affairs on a day-to-day basis. Realty Capital Securities, LLC (the “Dealer Manager”) serves as the dealer manager of the Offering. The Advisor and Dealer Manager are under common control with the parent of American Realty Capital VIII, LLC (the “Sponsor”), as a result of which they are related parties and each of them have or will receive compensation and fees for services related to the Offering, the investment and management of the Company’s assets, the operations of the company and the liquidation of the Company.

Note 2 — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying condensed consolidated financial statements and related footnotes are unaudited and have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements. The accompanying condensed consolidated financial statements include the accounts of the Company, Realty Finance Operating Partnership, L.P. (the “OP”) and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Interim financial statements are prepared in accordance with GAAP for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-X, as appropriate. Accordingly, the condensed consolidated financial statements may not include all of the information and notes required by GAAP for annual consolidated financial statements. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported periods. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ materially. In the opinion of management, the interim data includes all adjustments, of a normal and recurring nature, necessary for a fair statement of the results for the periods presented. The current period’s results of operations will not necessarily be indicative of results that ultimately may be achieved for the fiscal year ending on December 31, 2015.

Allowance for Loan Losses

The allowance for loan losses reflects management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve is increased through the loan loss provision on the Company’s consolidated statement of operations and is decreased by charge-offs when losses are confirmed through the receipt of assets, such as cash in a pre-foreclosure sale or upon ownership control of the underlying collateral in full satisfaction of the loan upon foreclosure or when significant collection efforts have ceased. The Company uses a uniform process for determining its allowance for loan losses. The allowance for loan losses includes a general, formula-based component and an asset-specific component.

General reserves are recorded when (i) available information as of each balance sheet date indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated. The Company currently estimates loss rates based on historical realized losses experienced in the industry and takes into account current collateral and economic conditions affecting the probability or severity of losses

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

when establishing the allowance for loan losses. The Company performs a comprehensive analysis of its loan portfolio and assigns risk ratings to loans that incorporate management’s current judgments about their credit quality based on all known and relevant internal and external factors that may affect collectability. The Company considers, among other things, payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. This methodology results in loans being segmented by risk classification into risk rating categories that are associated with estimated probabilities of default and principal loss. Ratings range from “1” to “5” with “1” representing the lowest risk of loss and “5” representing the highest risk of loss.

The asset-specific reserve component relates to reserves for losses on individual impaired loans. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. This assessment is made on an individual loan basis each quarter based on such factors as payment status, lien position, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired loan when the present value of payments expected to be received, observable market prices or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) is lower than the carrying value of that loan.

For collateral dependent impaired loans, impairment is measured using the estimated fair value of collateral less the estimated cost to sell. Valuations are performed or obtained at the time a loan is determined to be impaired and designated non-performing, and they are updated if circumstances indicate that a significant change in value has occurred. The Advisor generally will use the income approach through internally developed valuation models to estimate the fair value of the collateral for such loans. In more limited cases, the Advisor will obtain external “as is” appraisals for loan collateral, generally when third party participations exist.

A loan is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when a concession is granted and the debtor is experiencing financial difficulties. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loans.

The Company designates non-performing loans at such time as (i) loan payments become 90-days past due; (ii) the loan has a maturity default; or (iii) when, in the opinion of the Company, it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan. Income recognition will be suspended when a loan is designated non-performing and resumed only when the suspended loan becomes contractually current and performance is demonstrated to have resumed. A loan will be written off when it is no longer realizable and legally discharged.

As of March 31, 2015 and December 31, 2014, the Company had 46 and 38 loan investments, respectively, all of which were current on their interest and scheduled principal payments. The Company has established a $0.7 million and $0.6 million allowance for loan losses as of March 31, 2015 and December 31, 2014, respectively. There are no specifically reserved loans in the portfolio as of March 31, 2015 and December 31, 2014.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Per Share Data

The Company calculates basic earnings per share by dividing net income attributable to the Company for the period by the weighted-average number of shares of common stock outstanding for that period. Diluted earnings per share reflects the potential dilution that that could occur from shares issuable in connection with the restricted stock plan and if convertible shares were exercised, except when doing so would be anti-dilutive.

Reportable Segments

The Company conducts its business through the following segments:

•	The real estate debt business which is focused on originating, acquiring and asset managing commercial real estate debt investments, including first mortgage loans, subordinate mortgages, mezzanine loans and participations in such loans.
•	The real estate securities business which is focused on investing in and asset managing commercial real estate securities primarily consisting of CMBS and may include unsecured REIT debt, CDO notes and other securities.

See Note 12 — Segment Reporting for further information regarding the Company’s segments.

New Accounting Pronouncements

In May 2014, the FASB issued revised guidance relating to revenue recognition. Under the revised guidance, an entity is required to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The revised guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company has not yet selected a transition method and is currently evaluating the impact of the new guidance.

In June 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-11 “Repurchase-to-Maturity Transactions, Repurchase Financings and Disclosures.” ASU No. 2014-11 makes limited changes to the accounting for repurchase agreements, clarifies when repurchase agreements and securities lending transactions should be accounted for as secured borrowings and requires additional disclosures regarding these types of transactions. The Company currently records repurchase arrangements as secured borrowings and does not anticipate this guidance will have an impact on the Company’s condensed consolidated financial statements.

In April 2015, the FASB issued guidance that simplifies the presentation of debt issuance costs by amending the accounting guidance to require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability. The amendments are consistent with the accounting guidance related to debt discounts. This guidance is effective for the first interim or annual period beginning after December 15, 2015. Early adoption is permitted, and the Company is currently assessing the impact of this guidance on its condensed consolidated financial statements.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 3 — Commercial Mortgage Loans

The following table is a summary of the Company’s commercial mortgage loans by class (in thousands):

	March 31, 2015	December 31, 2014
Senior loans	$342,870	$250,093
Mezzanine loans	206,902	191,863
Subordinated loans	10,000	15,498
Total gross carrying value of loans	559,772	457,454
Less: Allowance for loan losses	714	570
Total commercial mortgage loans	$559,058	$456,884

As of March 31, 2015, the Company’s commercial mortgage loan portfolio was comprised of 46 loans with a par value of $563.9 million. For the three months ended March 31, 2015, the Company received scheduled and unscheduled principal repayments of $14.3 million on the loans.

The following table presents the activity in the Company’s allowance for loan losses (in thousands):

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Beginning of period	$570	$—
Provision for loan losses	144	570
Charge-offs	—	—
Recoveries	—	—
End of period	$714	$570

The Company’s commercial mortgage loan portfolio was comprised of the following as of March 31, 2015 (in thousands):

Loan Type	Property Type	Par Value	Premium (Discount)(1)	Carrying Value	Interest Rate	Effective Yield	Loan to Value(2)	Maturity Date
Senior 1	Office	$11,450	$(61)	$11,389	5.00% +1M LIBOR	5.5%	70.0%	June 2017
Senior 2	Retail	3,389	(27)	3,362	5.40% +1M LIBOR	6.3%	73.9%	July 2016
Senior 3	Mixed Use	14,000	(96)	13,904	8.00% +1M LIBOR	10.9%	70.0%	July 2015
Senior 4	Office	5,750	(7)	5,743	4.90% +1M LIBOR	5.1%	80.0%	August 2017
Senior 5	Mixed Use	31,250	(147)	31,103	4.50% +1M LIBOR	4.9%	75.0%	September 2017
Senior 6	Mixed Use	32,272	(119)	32,153	5.50% +1M LIBOR	5.8%	55.3%	September 2019
Senior 7	Retail	9,450	(40)	9,410	4.90% +1M LIBOR	5.3%	70.0%	September 2017
Senior 8	Mixed Use	7,460	(42)	7,418	4.75% +1M LIBOR	5.2%	78.0%	October 2017
Senior 9	Hotel	10,171	(41)	10,130	5.75% +1M LIBOR	6.1%	60.0%	October 2017
Senior 10	Retail	11,800	(56)	11,744	4.75% +1M LIBOR	5.1%	79.4%	November 2017
Senior 11	Office	22,150	(249)	21,901	4.65% +1M LIBOR	5.3%	80.0%	November 2017
Senior 12	Office	9,150	(53)	9,097	5.50% +1M LIBOR	6.1%	75.0%	November 2016
Senior 13	Office	14,200	(19)	14,181	5.20% +1M LIBOR	5.5%	75.0%	November 2017
Senior 14	Office	34,500	(343)	34,157	5.25% +1M LIBOR	5.7%	75.0%	December 2018
Senior 15	Office	11,400	(12)	11,388	4.80% +1M LIBOR	5.0%	75.0%	December 2017
Senior 16	Mixed Use	9,600	(70)	9,530	5.10% +1M LIBOR	5.6%	75.0%	January 2018
Senior 17	Office	9,180	(97)	9,083	5.00% +1M LIBOR	5.6%	75.0%	January 2018

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 3 — Commercial Mortgage Loans  – (continued)

Loan Type	Property Type	Par Value	Premium (Discount)(1)	Carrying Value	Interest Rate	Effective Yield	Loan to Value(2)	Maturity Date
Senior 18	Multifamily	6,611	(48)	6,563	4.75% +1M LIBOR	5.2%	78.3%	February 2018
Senior 19	Office	24,500	(188)	24,312	4.60% +1M LIBOR	5.0%	65.0%	February 2019
Senior 20	Retail	11,450	(66)	11,384	4.50% +1M LIBOR	4.8%	74.8%	February 2019
Senior 21	Multifamily	12,840	(80)	12,760	5.00% +1M LIBOR	5.4%	76.7%	February 2018
Senior 22	Multifamily	8,600	(55)	8,545	4.70% +1M LIBOR	5.1%	68.8%	February 2018
Senior 23	Retail	9,850	(67)	9,783	5.25% +1M LIBOR	5.7%	80.0%	March 2018
Senior 24	Multifamily	10,450	(57)	10,393	4.75% +1M LIBOR	5.1%	75.0%	April 2018
Senior 25	Retail	13,500	(63)	13,437	5.00% +1M LIBOR	5.4%	78.0%	April 2017
Mezzanine 1	Hotel	6,344	(2,222)	4,122	5.50%	12.7%	76.7%	May 2023
Mezzanine 2	Multifamily	5,000	40	5,040	9.00%	8.7%	73.9%	September 2018
Mezzanine 3	Office	9,000	48	9,048	11.00% +3M LIBOR	10.9%	77.9%	September 2016
Mezzanine 4	Office	5,000	69	5,069	11.00%	10.8%	63.6%	January 2024
Mezzanine 5	Student Housing	4,000	56	4,056	12.00%	11.7%	74.5%	January 2024
Mezzanine 6	Hotel	11,000	25	11,025	7.05% +1M LIBOR	7.0%	70.0%	March 2016
Mezzanine 7	Hotel	3,000	19	3,019	11.00%	10.8%	81.8%	August 2018
Mezzanine 8	Office	7,000	30	7,030	12.00%	11.9%	78.3%	May 2019
Mezzanine 9	Retail	1,962	9	1,971	13.00%	12.9%	85.0%	June 2024
Mezzanine 10	Office	10,000	16	10,016	8.00% +1M LIBOR	8.0%	80.0%	May 2016
Mezzanine 11	Multifamily	3,480	17	3,497	9.50%	9.4%	84.5%	July 2024
Mezzanine 12	Hotel	35,000	112	35,112	8.40% +1M LIBOR	8.3%	70.1%	June 2016
Mezzanine 13	Mixed Use	7,000	(29)	6,971	10.50% +1M LIBOR	11.0%	84.0%	July 2017
Mezzanine 14	Hotel	12,000	46	12,046	9.00% +1M LIBOR	8.9%	74.2%	September 2016
Mezzanine 15	Student Housing	5,000	19	5,019	8.00% +1M LIBOR	7.9%	71.0%	August 2016
Mezzanine 16	Office	45,000	170	45,170	7.25% +1M LIBOR	7.1%	76.0%	August 2016
Mezzanine 17	Office	9,000	42	9,042	10.50%	10.4%	85.0%	October 2019
Mezzanine 18	Office	5,100	—	5,100	10.00% +3M LIBOR	10.3%	79.5%	October 2017
Mezzanine 19	Office	10,000	(537)	9,463	10.00%	10.9%	79.0%	September 2024
Mezzanine 20	Office	15,000	86	15,086	11.00%	10.9%	80.0%	April 2025
Subordinated 1	Net Lease Retail	10,000	—	10,000	11.00%	11.0%	50.1%	April 2024
		$563,859	$(4,087)	$559,772		7.0%	73.3%

(1)	Includes acquisition fees and acquisition expenses where applicable.
(2)	Loan to value percentage is from metrics at origination.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 3 — Commercial Mortgage Loans  – (continued)

Credit Characteristics

As part of the Company’s process for monitoring the credit quality of its loans, it performs a quarterly loan portfolio assessment and assigns risk ratings to each of its performing loans. The loans are scored on a scale of 1 to 5 as follows:

Investment Rating	Summary Description
1	Investment exceeding fundamental performance expectations and/or capital gain expected. Trends and risk factors since time of investment are favorable.
2	Performing consistent with expectations and a full return of principal and interest expected. Trends and risk factors are neutral to favorable.
3	Performing investments requiring closer monitoring. Trends and risk factors show some deterioration.
4	Underperforming investment with some loss of interest or dividend expected but still expecting a positive return on investment. Trends and risk factors are negative.
5	Underperforming investment with expected loss of interest and some principal.

All commercial mortgage loans are assigned an initial risk rating of 2. As of March 31, 2015 and December 31, 2014, the weighted average risk rating of loans was 1.9 and 2.0, respectively. As of March 31, 2015, the Company did not have any loans that were past due on their payments, in non-accrual status or impaired.

For the three months ended March 31, 2015 and year ended December 31, 2014, the activity in the Company’s loan portfolio was as follows (in thousands):

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Beginning balance	$456,884	$30,832
Acquisitions and originations	116,434	429,941
Dispositions	—	(3,580)
Principal repayments	(14,321)	(136)
Discount accretion and premium amortization*	205	397
Provision for loan losses	(144)	(570)
Ending balance	$559,058	$456,884

*	Includes amortization of capitalized acquisition fees and expenses.

During the three months ended March 31, 2015, the Company invested approximately $116.4 million in 10 loans including $0.7 million of capitalized acquisition fees and expenses.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 4 — Real Estate Securities

The following is a summary of the Company’s real estate securities, CMBS (in thousands):

	Number of Investments	Weighted Average		Par Value	Fair Value
		Interest Rate	Maturity
March 31, 2015	9	1M LIBOR + 3.237%	September 2017	$58,447	$58,375
December 31, 2014	8	1M LIBOR + 3.124%	November 2017	50,447	50,234

The Company classified its CMBS investments as available-for-sale as of March 31, 2015 and December 31, 2014. These investments are reported at fair value in the balance sheet with changes in fair value recorded in accumulated other comprehensive income or loss. The following table shows the changes in fair value of the Company’s CMBS investments (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
March 31, 2015	$58,542	$49	$(216)	$58,375
December 31, 2014	50,541	14	(321)	50,234

Note 5 — Debt

Repurchase Agreements — Commercial Mortgage Loans

The Company entered into repurchase facilities with JP Morgan Chase Bank, National Association (the “JPM Repo Facility”) and Barclays Bank PLC (the “Barclays Repo Facility”). The JPM Repo Facility and Barclays Repo Facility each provide up to $150.0 million in advances, subject to adjustment, which the Company expects to use to finance the acquisition or origination of eligible loans, including first mortgage loans, subordinated mortgage loans, mezzanine loans and participation interests therein. The initial maturity date of the JPM Repo Facility is June 18, 2016, with a one-year extension at the Company’s option, which may be exercised upon the satisfaction of certain conditions. The initial maturity date of the Barclays Repo Facility is September 3, 2015, with four six-month extensions at the Company’s option, which may be exercised upon the satisfaction of certain conditions.

As of March 31, 2015 and December 31, 2014, the Company had $75.9 million and $76.5 million outstanding under the JPM Repo Facility, respectively. Advances under the JPM Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin between 2.25% to 4.50%, depending on the attributes of the purchased assets. As of March 31, 2015 and December 31, 2014, the weighted average interest rate on advances was 3.755% and 3.841%, respectively. The Company incurred $0.7 million and $0 in interest expense on the JPM Repo Facility for the three months ended March 31, 2015 and 2014, respectively.

As of March 31, 2015 and December 31, 2014, the Company had $106.4 million and $73.7 million outstanding under the Barclays Repo Facility, respectively. Advances under the Barclays Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin between 2.00% to 2.50%, depending on the attributes of the purchased assets. As of March 31, 2015 and December 31, 2014, the weighted average interest rate on advances was 2.172% and 2.155%, respectively. The Company incurred $0.5 million and $0 in interest expense on the Barclays Repo Facility for the three months ended March 31, 2015 and 2014, respectively.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 5 — Debt  – (continued)

Repurchase Agreements — Real Estate Securities

The Company has entered into various Master Repurchase Agreements (the “MRAs”) that allow the Company to sell real estate securities while providing a fixed repurchase price for the same real estate securities in the future. The repurchase contracts on each security under an MRA generally mature in 30 – 90 days and terms are adjusted for current market rates as necessary. As of March 31, 2015 and December 31, 2014, the Company was entered into six MRAs, of which three were in use, see below (in thousands):

			Weighted Average
Counterparty	Amount Outstanding	Accrued Interest	Interest Rate	Days to Maturity
As of March 31, 2015
Citigroup Global Markets, Inc.	$4,010	$2	1.48%	20
J.P. Morgan Securities LLC	29,993	14	1.38%	20
Wells Fargo Securities, LLC	3,731	2	1.53%	20
Total/Weighted Average	$37,734	$18	1.41%	20
As of December 31, 2014
Citigroup Global Markets, Inc.	$4,010	$2	1.46%	20
J.P. Morgan Securities LLC	18,528	8	1.44%	20
Wells Fargo Securities, LLC	3,731	2	1.52%	20
Total/Weighted Average	$26,269	$12	1.46%	20

As of March 31, 2015 and December 31, 2014, the Company’s $37.7 million and $26.3 million of borrowings under repurchase agreements were collaterlized by CMBS with a fair value of $50.4 million and $33.8 million, respectively.

Note 6 — Net Income Per Share

The following table is a summary of the basic and diluted net income per share computation for the three months ended March 31, 2015 and 2014, respectively:

	Three Months Ended March 31,
	2015	2014
Net income (in thousands)	$4,632	$226
Basic weighted average shares outstanding	17,279,713	2,025,934
Unvested restricted shares	4,373	4,089
Diluted weighted average shares outstanding	17,284,086	2,030,023
Basic net income per share	$0.27	$0.11
Diluted net income per share	$0.27	$0.11

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 7 — Common Stock

As of March 31, 2015 and December 31, 2014, the Company had approximately 19,406,761 and 15,472,192 shares of common stock outstanding, respectively, including shares issued pursuant to the DRIP and unvested restricted shares. As of March 31, 2015 and December 31, 2014, the Company had received total proceeds of approximately $482.2 million and $384.2 million, respectively, including shares issued pursuant to the DRIP and share-based compensation.

On December 30, 2014, the Company filed with the Maryland State Department of Assessments and Taxation articles supplementary to its charter that reclassified 1,000 authorized but unissued shares of the Company’s common stock as shares of convertible stock and set the terms of such convertible shares. The Company then issued 1,000 convertible shares to the Advisor for $1.00 per share. The convertible shares will automatically convert to shares of common stock upon the first occurrence of any of the Triggering Events.

Distributions

In order to maintain its election to qualify as a REIT, the Company must currently distribute, at a minimum, an amount equal to 90% of its taxable income, without regard to the deduction for distributions paid and excluding net capital gains. The Company must distribute 100% of its taxable income (including net capital gains) to avoid paying corporate federal income taxes.

On May 13, 2013, the Company’s board of directors authorized, and the Company declared a distribution, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.00565068493 per day, based on a price of $25.00 per share of common stock. The Company’s distributions are payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month. The first distribution payment was made on June 3, 2013, relating to the period from May 30, 2013 (15 days after the date of the first asset acquisition) through May 31, 2013. Distributions payments are dependent on the availability of funds. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time, and therefore, distributions payments are not assured.

The below table shows the distributions paid during the three months ended March 31, 2015 and year ended December 31, 2014 (in thousands, except for shares):

Three Months Ended March 31, 2015

Payment Date	Weighted Average Shares Outstanding(1)	Amount Paid in Cash	Amount Issued under DRIP
January 2, 2015	16,006,444	$1,512	$1,109
February 2, 2015	17,192,517	1,618	1,182
March 2, 2015	18,644,252	1,567	1,154
Total		$4,697	$3,445

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 7 — Common Stock  – (continued)

Year Ended December 31, 2014

Payment Date	Weighted Average Shares Outstanding(1)	Amount Paid in Cash	Amount Issued under DRIP
January 2, 2014	1,219,825	$141	$74
February 3, 2014	1,463,829	171	85
March 3, 2014	1,979,935	213	106
April 1, 2014	2,644,003	305	163
May 1, 2014	3,277,803	353	206
June 2, 2014	4,126,746	452	282
July 2, 2014	5,372,322	571	356
August 2, 2014	6,956,879	759	485
September 2, 2014	8,925,637	951	628
October 2, 2014	10,575,893	1,073	736
November 2, 2014	12,253,800	1,249	905
December 1, 2014	13,880,235	1,354	1,001
Total		$7,592	$5,027

(1)	Represents the weighted average shares outstanding for the period related to the respective payment date.

For the three months ended March 31, 2015, the Company paid cash distributions of $4.7 million and had net income of $4.6 million. As of March 31, 2015, the Company had a distribution payable of $3.3 million for distributions accrued in the month of March 2015. For the three months ended March 31, 2014, the Company paid cash distributions of $0.5 million and had net income of $0.2 million. As of December 31, 2014, the Company had a distribution payable of $2.6 million for distributions accrued in the month of December 2014.

Share Repurchase Program

The Company’s board of directors has adopted a Share Repurchase Program (“SRP”) that enables stockholders to sell their shares to the Company in limited circumstances. The SRP permits investors to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

The repurchase price per share depends on the length of time investors have held such shares as follows: after one year from the purchase date — the lower of $23.13 or 92.5% of the amount they actually paid for each share; after two years from the purchase date — the lower of $23.75 or 95.0% of the amount they actually paid for each share; after three years from the purchase date — the lower of $24.38 or 97.5% of the amount they actually paid for each share; and after four years from the purchase date — the lower of $25.00 or 100% of the amount they actually paid for each share (in each case, as adjusted for any stock distributions, combinations, splits and recapitalizations).

The Company is only authorized to repurchase shares pursuant to the SRP using the proceeds received from the DRIP and will limit the amount spent to repurchase shares in a given quarter to the amount of proceeds received from the DRIP in that same quarter. In addition, the board of directors may reject a request for redemption at any time. Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests. Purchases under the SRP by the Company will be limited in any calendar year to 5% of the weighted average number of shares outstanding on December 31 of the previous calendar year.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 7 — Common Stock  – (continued)

When a stockholder requests redemption and the redemption is approved, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares purchased under the SRP will have the status of authorized but unissued shares. The following table reflects the number of shares repurchased cumulatively through March 31, 2015:

	Number of Requests	Number of Shares Repurchased	Average Price per Share
Cumulative repurchases as of December 31, 2014	9	20,355	$23.99
Three Months Ended March 31, 2015(1)	8	5,752	24.97
Cumulative repurchases as of March 31, 2015(1)	17	26,107	$24.21

(1)	Includes 8 unfulfilled repurchase requests consisting of 5,752 shares at an average repurchase price per share of $24.97, which were approved but not completed as of March 31, 2015.

Note 8 — Commitments and Contingencies

Unfunded Commitments Under Commercial Mortgage Loans

As of March 31, 2015 and December 31, 2014, the Company had unfunded commitments of $84.2 million and $63.5 million related to 20 and 14 commercial mortgage loans, respectively, which amounts will generally be funded to finance capital expenditures by the Company’s borrowers. These future commitments will expire over the next five years.

Litigation and Regulatory Matters

In the ordinary course of business, the Company may become subject to litigation, claims and regulatory matters. The Company has no knowledge of material legal or regulatory proceedings pending or known to be contemplated against the Company at this time.

Note 9 — Related Party Transactions and Arrangements

As of March 31, 2015, an entity wholly-owned by the Sponsor owned 8,888 shares of the Company’s outstanding common stock and the Advisor owned 1,000 shares of the Company’s convertible stock.

Fees Paid in Connection with the Offering

The Dealer Manager receives fees and compensation in connection with the sale of the Company’s common stock in the Offering. The Dealer Manager receives a selling commission of up to 7.0% of the per share purchase price of the Company’s offering proceeds before reallowance of commissions earned by soliciting dealers. In addition, the Dealer Manager receives up to 3.0% of the gross proceeds from the sale of shares, before reallowance to soliciting dealers, as a dealer manager fee. The Dealer Manager may reallow its dealer manager fee to such soliciting dealers. A soliciting dealer may elect to receive a fee equal to 7.5% of the gross proceeds from the sale of shares (not including selling commissions and dealer manager fees) by such soliciting dealer, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale. If this option is elected, the dealer manager fee will be reduced to 2.5% of gross proceeds (not including selling commissions and dealer manager fees).

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 9 — Related Party Transactions and Arrangements  – (continued)

The table below shows the fees incurred from the Dealer Manager associated with the Offering during the three months ended March 31, 2015 and 2014, respectively, and the associated payable as of March 31, 2015 and December 31, 2014, respectively (in thousands):

	Three Months Ended March 31,		Payable as of
	2015	2014	March 31, 2015	December 31, 2014
Total commissions and fees incurred from the Dealer Manager	$9,247	$3,851	$295	$119

The Advisor, its affiliates, entities under common control with the Advisor and the Dealer Manager receive compensation and reimbursement for services relating to the Offering.

An affiliate of the Company, RCS Advisory Services, LLC (“RCS”), is an entity under common control with the Sponsor. RCS performs legal, compliance and marketing services for the Company.

American National Stock Transfer, LLC (the “Transfer Agent”), an entity under common control with the Sponsor, provides the Company with transfer agent, registrar and supervisory services for the Company.

An affiliate of the Company, SK Research, LLC (“SK Research”), is an entity under common control with the Sponsor. SK Research provides broker-dealers and financial advisors with the research, critical thinking and analytical resources necessary to evaluate the viability, utility and performance of investment programs.

The table below shows the compensation and reimbursement to the Advisor, its affiliates, entities under common control with the Advisor and the Dealer Manager incurred for services relating to the Offering during the three months ended March 31, 2015 and 2014, respectively, and the associated payable as of March 31, 2015 and December 31, 2014, respectively (in thousands):

	Three Months Ended March 31,		Payable as of
	2015	2014	March 31, 2015	December 31, 2014
Total compensation and reimbursement for services provided by the Advisor, its affiliates, entities under common control with the Advisor and the Dealer Manager	$1,962	$360	$1,786	$1,725

The payables as of March 31, 2015 and December 31, 2014 in the table above are included in due to affiliate on the Company’s consolidated balance sheets.

The Company is responsible for organizational and offering costs from the ongoing Offering, excluding commissions and dealer manager fees, up to a maximum of 2.0% of gross proceeds from its ongoing Offering of common stock, measured at the end of the Offering. Organizational and offering costs in excess of the 2.0% cap as of the end of the Offering are the Advisor’s responsibility. As of March 31, 2015, organizational and offering costs did not exceed the 2.0% cap of gross proceeds received from the Offering.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 9 — Related Party Transactions and Arrangements  – (continued)

Fees Paid in Connection with the Operations of the Company

The Advisor receives an acquisition fee of 1.0% of the principal amount funded by the Company to originate or acquire commercial mortgage loans and 1.0% of the anticipated net equity funded by the Company to acquire real estate securities. The Company reimburses the Advisor for expenses incurred by the Advisor on behalf of the Company related to selecting, evaluating, originating and acquiring investments in an amount up to 0.5% of the principal amount funded by the Company to originate or acquire commercial mortgage loans and up to 0.5% of the anticipated net equity funded by the Company to acquire real estate securities investments. In no event will the total of all acquisition fees and acquisition expenses exceed 4.5% of the principal amount funded with respect to the Company’s total portfolio including subsequent fundings to investments in the Company’s portfolio. During the three months ended March 31, 2015 and 2014, acquisition fees of $1.0 million and $0.3 million, respectively, have been recognized in the consolidated statement of operations. In addition, over the same periods, the Company capitalized $0.7 million and $0.1 million, respectively, of acquisition expenses to the Company’s consolidated balance sheets, which will be amortized over the life of each investment using the effective interest method.

The Company will pay the Advisor, or its affiliates, a monthly asset management fee equal to one-twelfth of 0.75% of the cost of the Company’s assets. Commencing on the NAV Pricing Date, the asset management fee will be based on the lower of the cost of the Company’s assets and the fair value of the Company’s assets (fair value will consist of the market value of each portfolio investment as determined in accordance with the Company’s valuation guidelines). The amount of the asset management fee will be reduced to the extent that funds from operations as defined by the National Association of Real Estate Investment Trusts (“FFO”), as adjusted, during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, is less than distributions declared during the same period. For purposes of this determination, FFO, as adjusted, is FFO adjusted to (i) include acquisition fees and acquisition expenses; (ii) include non-cash restricted stock grant amortization, if any; and (iii) impairments and loan loss reserves on investments, if any (including commercial mortgage loans and other debt investments). FFO, as adjusted, is not the same as FFO. During the three months ended March 31, 2015 and 2014, no asset management fees were incurred.

The Company will pay the Advisor, or its affiliates, an annual subordinated performance fee calculated on the basis of total return to stockholders, payable monthly in arrears, such that for any year in which total return on stockholders’ capital exceeds 6.0% per annum, the Advisor will be entitled to 15.0% of the excess total return; provided that in no event will the annual subordinated performance fee payable to the Advisor exceed 10.0% of the aggregate total return for such year. This fee will be payable only upon the sale of assets, distributions or other event which results in the Company’s return on stockholders’ capital exceeding 6.0% per annum. During the three months ended March 31, 2015 and 2014, the Company incurred an annual subordinated performance fee of $0.4 million and $0, respectively.

Effective June 1, 2013, the Company entered into an agreement with the Dealer Manager to provide strategic advisory services and investment banking services required in the ordinary course of the Company’s business, such as performing financial analysis, evaluating publicly traded comparable companies and assisting in developing a portfolio composition strategy, a capitalization structure to optimize future liquidity options and structuring operations. The Company prepaid the cost of $0.9 million associated with this agreement and amortizes the cost over the estimated life of the Offering into “Other expense” on the Company’s consolidated statement of operations. The unamortized cost associated with this agreement is included in “Prepaid expenses and other assets” on the Company’s consolidated balance sheet.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 9 — Related Party Transactions and Arrangements  – (continued)

The table below depicts related party fees and reimbursements in connection with the operations of the Company for the three months ended March 31, 2015 and 2014 and the associated payable as of March 31, 2015 and December 31, 2014 (in thousands):

	Three Months Ended March 31,		Payable as of
	2015	2014	March 31, 2015	December 31, 2014
Acquisition fees and acquisition expenses	$1,781	$397	$155	$—
Advisory and investment banking fee	14	135	—	—
Subordinated performance fee	362	—	965	191
Other related party expenses	21	—	21	—
Total related party fees and reimbursements	$2,178	$532	$1,141	$191

The payables as of March 31, 2015 and December 31, 2014 in the table above are included in due to affiliate on the Company’s consolidated balance sheets.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may elect to waive certain fees. Because the Advisor may waive certain fees, cash flows from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. The Advisor permanently waived a portion of the acquisition fees and expenses earned on the acquisition of the Company’s CMBS in the amount of $0.1 million and $0.1 million for the three months ended March 31, 2015 and 2014, respectively.

Subject to the limitations outlined below, the Company will reimburse the Advisor’s cost of providing administrative services and personnel costs in connection with other services during the operational stage, in addition to paying an asset management fee; however, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or disposition fees. For the three months ended March 31, 2015 and 2014, no administrative costs of the Advisor were reimbursed for any period in connection with the operations of the Company.

The Advisor must pay any expenses in which the Company’s operating expenses as defined by North American Securities Administrators Association at the end of the four preceding fiscal quarters exceeds the greater of (i) 2.0% of average invested assets or (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period, unless a majority of the Company’s independent directors determine the excess expenses were justified based on unusual and nonrecurring factors.

The Advisor at its election may also contribute capital to enhance the Company’s cash position for working capital and distribution purposes. Any contributed capital amounts are not reimbursable to the Advisor. Further, any capital contributions are made without any corresponding issuance of common or preferred shares. The Advisor did not contribute capital to enhance the Company’s cash position for working capital or distribution purposes during the three months ended March 31, 2015 or 2014.

Fees Paid in Connection with the Liquidation of Assets, Listing of the Company’s Common Stock or Termination of the Advisory Agreement

The Company will pay a disposition fee of 1.0% of the contract sales price of each commercial mortgage loans or other investment sold, including real estate securities or CDOs issued by a subsidiary of the Company as part of a securitization transaction. The Company will not be obligated to pay a disposition fee upon the maturity, prepayment, workout, modification or extension of commercial real estate debt unless there

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 9 — Related Party Transactions and Arrangements  – (continued)

is a corresponding fee paid by the borrower, in which case the disposition fee will be the lesser of (i) 1.0% of the principal amount of the debt prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, it will pay a disposition fee upon the sale of such property.

During the year ended December 31, 2014, the Company changed the structure of its incentive compensation in order to eliminate the susceptibility of the OP to certain taxes. On December 31, 2014, the OP redeemed all of the special limited partnership interests held by the Realty Finance Special Limited Partnership, LLC (the “Special Limited Partner”), an entity controlled by the Sponsor. In addition, the Special Limited Partner transferred all of its common limited partnership interests in the OP to Realty Finance Trust LP, LLC (“RFT LP”), the Company’s wholly-owned subsidiary. As a result of these transactions, the Special Limited Partner no longer owns any interest in the OP and RFT LP is the sole limited partner of the OP.

On December 30, 2014, the Company filed with the Maryland State Department of Assessments and Taxation articles supplementary to its charter that reclassified 1,000 authorized but unissued shares of its common stock as shares of convertible stock and set the terms of such convertible shares. The Company then issued 1,000 convertible shares to the Advisor for $1.00 per share. The convertible shares issued to the Advisor will automatically convert to shares of the Company’s common stock upon the first to occur of any of the Triggering Events. In general, but with certain exceptions as outlined in the Articles Supplementary, each convertible share will convert into a number of common shares equal to  1/1000 of the quotient of (a) the conversion product (the product of 0.15 times the amount, if any, by which (i) the sum of the enterprise value as of the date of the Triggering Event plus total distributions paid to the Company’s stockholders through the date of the Triggering Event exceeds (ii) the sum of the Company’s stockholders’ invested capital plus a 6.0% return as of the date of the Triggering Event) divided by (b) the quotient of the enterprise value divided by the number of shares of the Company’s common stock outstanding (on an as-converted basis) on the date of the Triggering Event. The conversion product will be reduced by the amounts payable pursuant to the annual subordinated performance fee as realized appreciation in the Company’s assets during the time that the Advisor or one of its affiliates acts as the Company’s advisor.

During the three months ended March 31, 2015 and 2014, no fees were paid for any period in connection with the liquidation of assets, listing of the Company’s common stock or termination of the advisory agreement.

The Company has also established a restricted share plan for the benefit of employees (if the Company ever has employees), directors, employees of the Advisor and its affiliates.

Note 10 — Fair Value of Financial Instruments

GAAP establishes a hierarchy of valuation techniques based on the observability of inputs used in measuring financial instruments at fair values. GAAP establishes market-based or observable inputs as the preferred source of values, followed by valuation models using management assumptions in the absence of market inputs. The three levels of the hierarchy are described below:

•	Level I — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level II — Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 10 — Fair Value of Financial Instruments  – (continued)

•	Level III — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The determination of where an asset or liability falls in the above hierarchy requires significant judgment and factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter.

The Company has implemented valuation control processes to validate the fair value of the Company’s financial instruments measured at fair value including those derived from pricing models. These control processes are designed to assure that the values used for financial reporting are based on observable inputs wherever possible. In the event that observable inputs are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and the assumptions are reasonable.

Real estate securities or CMBS, are valued utilizing both observable and unobservable market inputs. These factors include projected future cash flows, ratings, subordination levels, vintage, remaining lives, credit issues, recent trades of similar real estate securities and the spreads used in the prior valuation. The Company obtains current market spread information where available and uses this information in evaluating and validating the market price of all real CMBS. Depending upon the significance of the fair value inputs used in determining these fair values, these real estate securities are classified in either Level II or Level III of the fair value hierarchy. As of March 31, 2015 and December 31, 2014, the Company received broker quotes on each CMBS investment used in determining the fair value. As of March 31, 2015 and December 31, 2014, the Company’s CMBS investments have been classified as Level II due to the observable nature of many of the market inputs.

The following table presents the Company’s financial instrument carried at fair value on a recurring basis in the condensed consolidated balance sheet by its level in the fair value hierarchy as of March 31, 2015 and December 31, 2014 (in thousands):

	Total	Level I	Level II	Level III
March 31, 2015
Real estate securities	$58,375	$—	$58,375	$—
Repurchase agreements – commercial mortgage loans	182,307	—	182,307	—
Repurchase agreements – real estate securities	37,734	—	37,734	—
December 31, 2014
Real estate securities	50,234	—	50,234	—
Repurchase agreements – commercial mortgage loans	150,169	—	150,169	—
Repurchase agreements – real estate securities	26,269	—	26,269	—

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets. There were no transfers between levels within fair value hierarchy during the three months ended March 31, 2015 and 2014.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 10 — Fair Value of Financial Instruments  – (continued)

The fair value of cash and cash equivalents and restricted cash measured using observable quoted market prices, or Level I inputs. The fair value of short-term financial instruments, such as accrued interest receivable, prepaid expenses and other assets, accounts payable and accrued expenses, distributions payable, interest payable and due to affiliate are approximated by their carrying value on the consolidated balance sheets due to their short-term nature, and are measured using Level II inputs.

The fair values of the Company’s remaining commercial mortgage loans, which are not reported at fair value on the condensed consolidated balance sheets are reported below as of March 31, 2015 and December 31, 2014 (in thousands):

	Level	Carrying Value	Fair Value
March 31, 2015	III	$559,772	$569,174
December 31, 2014	III	457,454	474,932

The fair value of the commercial mortgage loans is estimated using a discounted cash flow analysis, based on the Advisor’s experience with similar types of investments.

Note 11 — Offsetting Assets and Liabilities

The Company’s condensed consolidated balance sheets used a gross presentation of repurchase agreements. The table below provides a gross presentation, the effects of offsetting and a net presentation of the Company’s repurchase agreements within the scope of ASC 210-20, Balance Sheet — Offsetting, as of March 31, 2015 and December 31, 2014, respectively (in thousands):

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset on the Balance Sheet	Net Amount of Liabilities Presented on the Balance Sheet	Gross Amounts Not Offset on the Balance Sheet
Repurchase Agreements				Financial Instruments	Cash Collateral Pledged	Net Amount
As of March 31, 2015
Commercial mortgage loans	$182,307	$—	$182,307	$363,971	$—	$—
Real estate securities	37,734	—	37,734	50,376	68	—
As of December 31, 2014
Commercial mortgage loans	150,169	—	150,169	301,704	—	—
Real estate securities	26,269	—	26,269	38,834	68	—

Note 12 — Segment Reporting

The Company conducts its business through the following segments:

•	The real estate debt business focuses on originating, acquiring and asset managing commercial real estate debt investments, including first mortgage loans, subordinate mortgages, mezzanine loans and participations in such loans.
•	The real estate securities business focuses on investing in and asset managing commercial real estate securities primarily consisting of CMBS and may include unsecured REIT debt, CDO notes and other securities.

REALTY FINANCE TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

Note 12 — Segment Reporting  – (continued)

The following table represents the Company’s operations by segment for the three months ended March 31, 2015 and 2014 (in thousands):

	Total	Real Estate Debt	Real Estate Securities
Three Months Ended March 31, 2015
Interest income	$9,605	$9,196	$409
Interest expense	1,933	1,804	129
Net income	4,632	4,546	86
Total assets	641,971	582,976	58,995
Three Months Ended March 31, 2014
Interest income	977	940	37
Interest expense	21	9	12
Net income (loss)	226	349	(123)
Total assets	71,431	56,913	14,518

For the purposes of the table above, any expenses unallocable to specific segments have been allocated to the business segments using a percentage derived by using the sum of commercial mortgage loans, net and real estate securities, at fair value as the denominator and commercial mortgage loans, net and real estate securities, at fair value as the numerators.

Note 13 — Subsequent Events

The Company has evaluated subsequent events through the filing of this Quarterly Report on Form 10-Q and determined that there have not been any events that have occurred that would require adjustments to disclosures in the condensed consolidated financial statements except for the following transactions:

Sales of Common Stock

As of April 30, 2015, the Company had 21,214,570 shares of common stock outstanding, including shares issued under the DRIP and unvested restricted shares and has raised total proceeds from the Offering of $526.7 million. As of April 30, 2015, the aggregate value of all share issuances in the Offering was $529.8 million based on a per share value of $25.00 (or $23.75 per share for shares issued under the DRIP).

Total capital raised through April 30, 2015, including shares issued under the DRIP and unvested restricted shares, is as follows (in thousands):

Source of Capital	Inception to March 31, 2015	April 1, 2015 to April 30, 2015	Total
Common stock	$482,202	$44,479	$526,681

Distributions Paid

On April 1, 2015, the Company paid a distribution of $3.3 million to stockholders of record during the month of March 2015. Approximately $1.9 million of the distribution was paid in cash, while $1.4 million was used to purchase 58,714 shares for those stockholders that chose to reinvest distributions through the DRIP.

Commercial Mortgage Loans

For the period from April 1, 2015 to April 30, 2015 the Company has originated and acquired commercial mortgage loans and CMBS with a total par value of $53.3 million and $18.0 million, respectively.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with the accompanying condensed consolidated financial statements of Realty Finance Trust, Inc. the notes thereto and other financial information included elsewhere in this Quarterly Report on Form 10-Q as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 24, 2015, as amended by the Form 10-K/A filed with the SEC on April 29, 2015.

As used herein, the terms “we,” “our” and “us” refer to Realty Finance Trust, Inc. (formerly ARC Realty Finance Trust, Inc.), a Maryland corporation, and, as required by context, to Realty Finance Operating Partnership, L.P., a Delaware limited partnership, which we refer to as the “OP,” and to its subsidiaries. We are externally managed by Realty Finance Advisors, LLC (our “Advisor”), a Delaware limited liability company.

The forward-looking statements contained in this Quarterly Report on Form 10-Q may include, but are not limited to, statements as to:

•	our use of the proceeds of the offering for sale of a maximum of $2.0 billion of common stock, $0.01 par value per share, on a reasonable best efforts basis, pursuant to a registration statement on Form S-11 (the “Offering”);
•	our business and investment strategy;
•	our ability to make investments in a timely manner or on acceptable terms;
•	current credit market conditions and our ability to obtain long-term financing for our investments in a timely manner and on terms that are consistent with what we project when we invest;
•	the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;
•	our ability to make scheduled payments on our debt obligations;
•	our ability to generate sufficient cash flows to make distributions to our stockholders;
•	the degree and nature of our competition;
•	the availability of qualified personnel;
•	our ability to maintain our qualification as a real estate investment trust (“REIT”); and
•	other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Quarterly Report on Form 10-Q involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason.

Our investors should not place undue reliance on these forward-looking statements. The forward-looking statements made in this Quarterly Report on Form 10-Q relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this Quarterly Report on Form 10-Q.

Overview

We were incorporated in Maryland on November 15, 2012 and conduct our operations to qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. We are offering for sale a maximum of $2.0 billion of common stock, $0.01 par value per share, on a reasonable best efforts basis, pursuant to a registration statement on Form S-11 filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Offering also covers the offer and sale of up to approximately $400.0 million in shares of common stock pursuant to a distribution reinvestment plan (“DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.

On May 14, 2013, we commenced business operations after raising in excess of $2.0 million of equity, the amount required for us to release equity proceeds from escrow.

Prior to the filing or our second quarterly report on Form 10-Q following February 12, 2015 (the “NAV Pricing Date”), the per share purchase price in the Offering will be up to $25.00 per share (including the maximum allowed to be charged for commissions and fees) and the per share purchase price for shares issued under the DRIP will be $23.75, which is 95% of the purchase price per share in the Offering. As of March 31, 2015, the aggregate value of all the common stock outstanding was $484.7 million based on a per share value of $25.00 (or $23.75 for shares issued under DRIP). The cost to raise capital for the three months ended March 31, 2015 was 11.6% of the gross proceeds received during the same period. After the NAV Pricing Date, we will begin offering shares in the Offering and the DRIP at a per share purchase price that will vary quarterly and will be equal to the NAV divided by the number of shares outstanding as of the end of the business day immediately preceding the day on which we make our quarterly periodic filing (“per share NAV”). Applicable selling commissions and dealer manager fees will be added to the per share price for shares in our primary offering but not for the DRIP.

On December 30, 2014, we filed with the Maryland State Department of Assessments and Taxation articles supplementary to our charter that reclassified 1,000 authorized but unissued shares of our common stock as shares of convertible stock and set the terms of such convertible shares. We then issued 1,000 convertible shares to the Advisor for $1.00 per share. The convertible shares will automatically convert to shares of our common stock upon the first occurrence of any of the following triggering events (the “Triggering Event”): (i) we have paid total distributions on the then-outstanding shares of common stock in an amount equal to or in excess of the sum of the invested capital (as defined in our charter) plus an aggregate 6.0% cumulative, pre-tax, non-compounded, annual return on such invested capital, (ii) a listing of our shares of common stock on a national securities exchange and (iii) the termination of our advisory agreement under certain circumstances.

We were formed to originate, acquire and manage a diversified portfolio of commercial real estate debt secured by properties located both within and outside of the United States. We may also invest in commercial real estate securities. Commercial real estate debt investments may include first mortgage loans, subordinated mortgage loans, mezzanine loans and participations in such loans. Commercial real estate securities may include commercial mortgage-backed securities (“CMBS”), senior unsecured debt of publicly traded REITs, debt or equity securities in other publicly traded real estate companies and collateralized debt obligations (“CDOs”).

We have no direct employees. We have retained the Advisor to manage our affairs on a day-to-day basis. Realty Capital Securities, LLC (the “Dealer Manager”) serves as the dealer manager of the Offering. The Advisor and Dealer Manager are under common control with the parent of the Sponsor, as a result of which they are related parties and each of them have or will receive compensation and fees for services related to the Offering and the investment and management of our assets. The Advisor and Dealer Manager receive fees during the offering, acquisition, operational and liquidation stages.

Significant Accounting Policies and Use of Estimates

A summary of our significant accounting policies is set forth in Note 2 — Summary of Significant Accounting Policies to our condensed financial statements included in this Quarterly Report on Form 10-Q. A full disclosure of our significant accounting polices is disclosed in our Annual Report on Form 10-K for the year ended December 31, 2014.

Portfolio

As of March 31, 2015 and December 31, 2014, our portfolio consisted of 46 and 38 loans (the “Loans”) and nine and eight investments in CMBS, respectively. The Loans had a total carrying value, net of reserve, of $559.1 million and $456.9 million, and our CMBS investments had a fair value of $58.4 million and $50.2 million as of March 31, 2015 and December 31, 2014, respectively. The increase in the size of our portfolio is due to investing capital received from the Offering. We currently estimate loss rates based on historical realized losses experienced in the industry and take into account current collateral and economic conditions affecting the probability or severity of losses when establishing the allowance for loan losses.

We recorded a general allowance for loan losses as of March 31, 2015 and December 31, 2014 in the amount of $0.7 million and $0.6 million, respectively. There were no impaired or specifically reserved loans in the portfolio as of March 31, 2015 and December 31, 2014.

The Loans bear a weighted average coupon of 6.78% and 7.06%, and have a weighted average life of 3.1 and 3.2 years as of March 31, 2015 and December 31, 2014, respectively. During the three months ended March 31, 2015, we invested $116.4 million in 10 loans including $0.7 million of capitalized acquisition fees and expenses. We recorded interest income of $9.2 million and $0.8 million on the Loans for the three months ended March 31, 2015 and 2014, respectively.

Our CMBS investments have a weighted average coupon of 3.41% and 3.3% and a remaining life of 2.5 and 1.8 years as of March 31, 2015 and December 31, 2014, respectively. We recorded interest income of $0.4 million and $36,850 on our CMBS investments for the three months ended March 31, 2015 and 2014, respectively. To date, we have not sold any CMBS investments.

The following charts summarize our portfolio as a percentage of par value, including CMBS, by the collateral type, geographical region and coupon rate type as of March 31, 2015 and December 31, 2014:

Collateral Type – December 31, 2015

19.1%
0.3%
16.3%
7.9%
40.3%
16.1%
Hospitality
Industrial
Mixed Use
Multifamily
Office
Retail

Collateral Type – December 31, 2014

1.4%
1.8%
21.0%
8.9%
19.8%
43.4%
2.7%
2.0%
Hospitality
Mixed Use
Multifamily
Net Lease Retail
Office
Retail
Student Housing
Industrial

An investments region classification is defined according to the below map based on the location of investments secured property. The geographical region chart as of December 31, 2014 has been conformed to reflect current period presentation.

The following charts show the par value by maturity year for the investments in our portfolio as of March 31, 2015 and December 31, 2014.

The following table shows selected data from our commercial mortgage loans portfolio as of March 31, 2015 (in thousands):

Loan Type	Property Type	Par Value	Interest Rate(1)	Effective Yield	Loan to Value(2)
Senior 1	Office	$11,450	5.00% +1M LIBOR	5.50%	70.0%
Senior 2	Retail	3,389	5.40% +1M LIBOR	6.30%	73.9%
Senior 3	Mixed Use	14,000	8.00% +1M LIBOR	10.90%	70.0%
Senior 4	Office	5,750	4.90% +1M LIBOR	5.10%	80.0%
Senior 5	Mixed Use	31,250	4.50% +1M LIBOR	4.90%	75.0%
Senior 6	Mixed Use	32,272	5.50% +1M LIBOR	5.80%	55.3%
Senior 7	Retail	9,450	4.90% +1M LIBOR	5.30%	70.0%
Senior 8	Mixed Use	7,460	4.75% +1M LIBOR	5.20%	78.0%
Senior 9	Hotel	10,171	5.75% +1M LIBOR	6.10%	60.0%
Senior 10	Retail	11,800	4.75% +1M LIBOR	5.10%	79.4%
Senior 11	Office	22,150	4.65% +1M LIBOR	5.30%	80.0%
Senior 12	Office	9,150	5.50% +1M LIBOR	6.10%	75.0%
Senior 13	Office	14,200	5.20% +1M LIBOR	5.50%	75.0%
Senior 14	Office	34,500	5.25% +1M LIBOR	5.70%	75.0%
Senior 15	Office	11,400	4.80% +1M LIBOR	5.00%	75.0%
Senior 16	Mixed Use	9,600	5.10% +1M LIBOR	5.60%	75.0%
Senior 17	Office	9,180	5.00% +1M LIBOR	5.60%	75.0%
Senior 18	Multifamily	6,611	4.75% +1M LIBOR	5.20%	78.3%
Senior 19	Office	24,500	4.60% +1M LIBOR	5.00%	65.0%
Senior 20	Retail	11,450	4.50% +1M LIBOR	4.80%	74.8%
Senior 21	Multifamily	12,840	5.00% +1M LIBOR	5.40%	76.7%
Senior 22	Multifamily	8,600	4.70% +1M LIBOR	5.10%	68.8%
Senior 23	Retail	9,850	5.25% +1M LIBOR	5.70%	80.0%
Senior 24	Multifamily	10,450	4.75% +1M LIBOR	5.10%	75.0%
Senior 25	Retail	13,500	5.00% +1M LIBOR	5.40%	78.0%
Mezzanine 1	Hotel	6,344	5.50%	12.70%	76.7%
Mezzanine 2	Multifamily	5,000	9.00%	8.70%	73.9%
Mezzanine 3	Office	9,000	11.00% +3M LIBOR	10.90%	77.9%
Mezzanine 4	Office	5,000	11.00%	10.80%	63.6%
Mezzanine 5	Student Housing	4,000	12.00%	11.70%	74.5%
Mezzanine 6	Hotel	11,000	7.05% +1M LIBOR	7.00%	70.0%
Mezzanine 7	Hotel	3,000	11.00%	10.80%	81.8%
Mezzanine 8	Office	7,000	12.00%	11.90%	78.3%
Mezzanine 9	Retail	1,962	13.00%	12.90%	85.0%
Mezzanine 10	Office	10,000	8.00% +1M LIBOR	8.00%	80.0%
Mezzanine 11	Multifamily	3,480	9.50%	9.40%	84.5%
Mezzanine 12	Hotel	35,000	8.40% +1M LIBOR	8.30%	70.1%
Mezzanine 13	Mixed Use	7,000	10.50% +1M LIBOR	11.00%	84.0%
Mezzanine 14	Hotel	12,000	9.00% +1M LIBOR	8.90%	74.2%
Mezzanine 15	Student Housing	5,000	8.00% +1M LIBOR	7.90%	71.0%
Mezzanine 16	Office	45,000	7.25% +1M LIBOR	7.10%	76.0%
Mezzanine 17	Office	9,000	10.50%	10.40%	85.0%
Mezzanine 18	Office	5,100	10.00% +3M LIBOR	10.30%	79.5%
Mezzanine 19	Office	10,000	10.00%	10.90%	79.0%
Mezzanine 20	Office	15,000	11.00%	10.90%	80.0%
Subordinated 1	Net Lease Retail	10,000	11.00%	11.00%	50.1%
		$563,859		7.00%	73.3%

(1)	Our floating rate loan agreements contain the contractual obligation for the borrower to maintain an interest rate cap to protect against rising interest rates. In a simple interest rate cap, the borrower pays a premium for a notional principal amount based on a capped interest rate (the “cap rate”). When the floating rate exceeds the cap rate, the borrower receives a payment from the cap counterparty equal to the difference between the floating rate and the cap rate on the same notional principal amount for a specified period of time. When interest rates rise, the value of an interest rate cap will increase, thereby reducing the borrower’s exposure to rising interest rates.
(2)	Loan to value percentage is from metrics at origination.

Results of Operations

Comparison of the Three Months Ended March 31, 2015 to the Three Months Ended March 31, 2014

We conduct our business through the following segments:

•	The real estate debt business focuses on originating, acquiring and asset managing commercial real estate debt investments, including first mortgage loans, subordinate mortgages, mezzanine loans and participations in such loans.
•	The real estate securities business focuses on investing in and asset managing commercial real estate securities primarily consisting of CMBS and may include unsecured REIT debt, CDO notes and other securities.

Net Interest Income

Net interest income is generated on our interest-earning assets less related interest-bearing liabilities and is recorded as part of our real estate debt and real estate securities segments.

The following table presents the average balance of interest-earning assets less related interest-bearing liabilities, associated interest income and expense and corresponding yield earned and incurred for the three months ended March 31, 2015 and 2014 (dollars in thousands):

	Three Months Ended March 31,
	2015			2014
	Average Carrying Value(1)	Interest Income/ Expense(2)	WA Yield/ Financing Cost(3)(4)	Average Carrying Value(1)	Interest Income/ Expense(2)	WA Yield/ Financing Cost(3)(4)
Interest-earning assets:
Real estate debt	$508,613	$9,196	7.2%	$42,873	$767	7.2%
Real estate securities	54,495	409	3.0%	9,758	8	0.3%
Total	563,108	9,605	6.8%	52,631	775	5.9%
Interest-bearing liabilities:
Repurchase Agreements – Loans	166,238	1,804	4.3%	7,303	32	1.8%
Repurchase Agreements – Securities	32,002	129	1.6%	—	—	—%
Total	198,240	1,933	3.9%	7,303	32	1.8%
Net interest income/spread		7,672	2.9%		$743	4.1%
Average stockholders’ equity	371,500			43,919
Debt to equity ratio(5)	53.4%			16.6%
Weighted average return on equity(6)			8.3%			6.6%

(1)	Based on amortized cost for real estate debt and real estate securities and principal amount for repurchase agreements. All amounts are calculated based on quarterly averages.
(2)	Includes the effect of amortization of premium or accretion of discount and deferred fees.
(3)	Calculated as interest income or expense divided by average carrying value.
(4)	Annualized.
(5)	Calculated by dividing average interest-bearing liabilities by average stockholders’ equity.
(6)	Calculated by taking the sum of (i) the net interest spread multiplied by the debt to equity ratio and (ii) the interest-earning assets.

Interest income

Interest income for the three months ended March 31, 2015 and 2014 totaled $9.6 million and $1.0 million, respectively. As of March 31, 2015, our portfolio consisted of 46 Loans and nine investments in CMBS. The Loans had a total carrying value of $559.1 million and our CMBS investments had a fair value of $58.4 million, while during the three months ended March 31, 2014, we had made five investments with a total carrying value of $33.5 million. The growth in the overall size of the portfolio is the main driver in the increase in interest income, and we anticipate this growth of interest income will continue as we continue to invest capital through the Offering.

Interest expense

Interest expense for the three months ended March 31, 2015 and 2014 totaled $1.9 million and $21,000, respectively. As of March 31, 2015 and 2014, we had total leverage outstanding of $220.0 million and $176.4 million, respectively. Interest expense directly correlates with sources of financing available as well as utilization of those sources. We anticipate continued utilization of leverage as we grow the portfolio during the Offering and as additional sources of leverage become available.

Expenses from operations

Expenses from operations for the three months ended March 31, 2015 and 2014 were made up of the following (in thousands):

	Three Months Ended March 31,
	2015	2014
Acquisition fees	$1,032	$259
Subordinated performance fee	362	—
Professional fees	1,379	113
Other expenses	123	272
Loan loss provision	144	86
Total expenses from operations	$3,040	$730

Our expenses from operations were primarily related to asset acquisition fees which will continue to trend parallel with the rate of our originations and acquisitions. During the three months ended March 31, 2015, we originated and acquired loans and CMBS with a par value of $102.6 million and in conjunction with these transactions we expensed $1.0 million of acquisition fees. Another driver of the increase in expenses during the three months ended March 31, 2015 compared to March 31, 2014, was professional fees. During the three months ended March 31, 2015, we incurred approximately $1.2 million in audit fees.

Non-GAAP Financial Measures

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”) and the Investment Program Association (“IPA”) industry trade groups, have each promulgated measures respectively known as funds from operations (“FFO”) and modified funds from operations (“MFFO”), which we believe to be appropriate supplemental measures to reflect the operating performance of a REIT. The use of FFO and MFFO is recommended by the REIT industry as supplemental performance measures. FFO and MFFO are not equivalents to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of depreciable property, property and asset impairment write-downs, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our business plan is to operate as a mortgage REIT with our portfolio consisting of commercial mortgage loan investments and investments in real estate securities. We will typically have no FFO adjustments to our net income or loss computed in accordance with GAAP as a result of operating as a mortgage REIT. Although we have the ability to acquire real property, we have not acquired any at this time and as such have not had any FFO adjustments to our net income or loss computed in accordance with GAAP.

Publicly registered, non-listed REITs typically operate differently from traded REITs because they generally have a limited life followed by a liquidity event or other targeted exit strategy. Non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation as compared to later years when the proceeds from their continuous public offering have been fully invested and when the company is seeking to implement a liquidity event or other exit strategy. However, it is likely that we will make investments past the acquisition stage, albeit at a substantially lower level.

The origination and acquisition of debt investments is a key operating feature of our business plan that results in the generation of income and cash flows in order to make distributions to stockholders. Acquisition fees paid to our Advisor and acquisition expenses reimbursed to our Advisor in connection with the origination and acquisition of debt investments are evaluated in accordance with GAAP to determine if they should be expensed in the period incurred or capitalized and amortized over the life of the investment. Acquisition fees and acquisition expenses that are deemed to be expensed in the period incurred are included in the computation of net income or loss from operations. The amortization of acquisition fees and acquisition expenses that are deemed to be capitalizable are included in the computation of net income or loss from operations. All such acquisition fees and acquisition expenses are paid in cash when incurred that would otherwise be available to distribute to our stockholders. In the event that proceeds from the Offering are not sufficient to fund the payment of acquisition fees and the reimbursement of acquisition expenses to our Advisor, such fees and expenses would be paid from other sources, including new financing, operating cash flow, net proceeds from the sale of investments or from other cash flows. We believe that acquisition fees and acquisition expenses incurred by us negatively impact our operating performance during the period in which such investments are originated or acquired by reducing cash flows and therefore the potential distributions to stockholders. However, we only add-back acquisition fees and acquisition expenses reflected in net income or loss from operations in the current period.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”) issued by the IPA in November 2010. We define MFFO as FFO further adjusted for the following items, as applicable: acquisition fees; accretion of discounts and amortization of premiums and other loan expenses on debt investments; fair value adjustments on real estate related investments such as commercial real estate securities or derivative investments included in net income; impairments of real estate related investments, gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses from fair value adjustments on real estate securities, including commercial mortgage backed securities and other securities, interest rate swaps and other derivatives not deemed to be hedges and foreign exchanges holdings; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums and other loan expenses on debt investments, gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we will be responsible for managing interest rate, hedge and foreign exchange risk, we expect to retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of our core operations.

Our MFFO calculation excludes impairments of real estate related investments, including loans. We assess the credit quality of our investments and adequacy of loan loss reserves on a quarterly basis, or more frequently as necessary. For loans classified as held-for-investment, we establish and maintain a general allowance for loan losses inherent in our portfolio at the reporting date and, where appropriate, a specific allowance for loan losses for loans we have determined to be impaired at the reporting date. An individual loan is considered impaired when it is deemed probable that we will not be able to collect all amounts due according to the contractual terms of the loan. Real estate related securities are evaluated for other-than-temporary impairment when the fair value of a security falls below its net amortized cost. Significant judgment is required in this analysis. We consider the estimated net recoverable value of the loan or security as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the competitive situation of the region where the borrower does business. Fair value is typically estimated based upon discounting the expected future cash flows of the underlying collateral taking into consideration the discount rate, capitalization rate, occupancy, creditworthiness of major tenants and many other factors. This requires significant judgment and because it is based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized may differ materially from the carrying value as of the balance sheet date. If upon completion of the assessment, the estimated fair value of the underlying collateral is less than the net carrying value of the loan, a specific allowance for loan losses is recorded. In the case of real estate securities, all or a portion of a deemed impairment may be recorded. Due to our limited life, any allowance for loan losses or impairment of real estate securities recorded may be difficult to recover.

MFFO is a metric used by management to evaluate our performance against other non-traded REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter and is not intended to be used as a liquidity measure. Although management uses the MFFO metric to evaluate future operating performance, this metric excludes certain key operating items and other adjustments that may affect our overall operating performance. MFFO is not equivalent to net income or loss as determined under GAAP. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors.

We believe that FFO provides useful context for understanding MFFO, and we believe that MFFO is a useful non-GAAP measure for non-traded REITs. It is helpful to management and stockholders in assessing our future operating performance once our organization and offering and acquisition and development stages are complete, because it eliminates from net income non-cash fair value adjustments on our real estate securities and acquisition fees and acquisition expenses that are incurred as part of our investment activities. However, MFFO may not be a useful measure of our operating performance or as a comparable measure to other typical non-traded REITs if we do not continue to operate in a similar manner to other non-traded REITs, including if we were to extend our acquisition and development stage or if we determined not to pursue an exit strategy.

However, MFFO does have certain limitations. For instance, the effect of any amortization or accretion on investments originated or acquired at a premium or discount, respectively, is not reported in MFFO. In addition, realized gains or losses from acquisitions and dispositions and other adjustments listed above are not reported in MFFO, even though such realized gains or losses and other adjustments could affect our operating performance and cash available for distribution. Stockholders should note that any cash gains generated from the sale of investments would generally be used to fund new investments. Any mark-to-market or fair value adjustments may be based on many factors, including current operational or individual property issues or general market or overall industry conditions.

Neither FFO nor MFFO is equivalent to net income or loss or cash flow provided by operating activities determined in accordance with GAAP and should not be construed to be more relevant or accurate than the GAAP methodology in evaluating our operating performance. Neither FFO nor MFFO is necessarily indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Furthermore, neither FFO nor MFFO should be considered as an alternative to net income or loss as an indicator of our operating performance.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The table below reflects the items deducted or added to net income or loss in our calculation of FFO and MFFO for the three months ended March 31, 2015 and 2014 (in thousands):

	Three Months Ended March 31,
	2015	2014
Funds From Operations:
Net income (loss)	$4,632	$226
Funds from operations	$4,632	$226
Modified Funds From Operations:
Funds from operations	$4,632	$226
Amortization of premiums, discounts and fees on investments, net	(334)	(52)
Acquisition fees and acquisition expenses(1)	1,032	259
Loan loss provision	144	86
Modified funds from operations	$5,474	$519

(1)	Beginning with the quarterly report on Form 10-Q filed for the period ended September 30, 2014, only acquisition fees and expenses reflected in current period income have been added back to FFO. Previously, all acquisition fees and expenses, whether expensed or capitalized, were added back under this caption in the period incurred. Comparative periods have been changed to reflect the current presentation.

Liquidity and Capital Resources

Our principal demands for cash will be acquisition costs, including the purchase price of any investments we originate or acquire, the payment of our operating and administrative expenses, continuing debt service obligations and distributions to our stockholders. Generally, we will fund our investments from the net proceeds of the Offering. We can acquire our assets with cash or debt, but we also may acquire assets free and clear of indebtedness by paying the entire purchase price for the asset in cash or in OP units. We currently believe that we have sufficient liquidity and capital resources available for the acquisition of additional investments, repayments on borrowings and the payment of cash dividends.

Loan Repo Facilities

We entered into a Master Repurchase Agreement (“MRA”) with JPMorgan Chase Bank, National Association (the “JPM Repo Facility”). The JPM Repo Facility provides up to $150.0 million in advances, subject to adjustment, which we expect to use to finance the acquisition or origination of eligible loans, including first mortgage loans, junior mortgage loans, mezzanine loans and participation interests therein. Advances under the JPM Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.25% to 4.50%, depending on the attributes of the purchased assets. The initial maturity date of the JPM Repo Facility is June 18, 2016, with a one-year extension at our option, which may be exercised upon the satisfaction of certain conditions. As of March 31, 2015 and December 31, 2014, there was $75.9 million and $76.5 million of principal outstanding on the JPM Repo Facility, respectively.

We entered into an MRA with Barclays Bank PLC (the “Barclays Repo Facility”). The Barclays Repo Facility provides up to $150.0 million in advances, subject to adjustment, which we expect to use to finance the acquisition or origination of eligible loans, including first mortgage loans, junior mortgage loans, mezzanine loans and participation interests therein. Advances under the Barclays Repo Facility accrue interest at per annum rates equal to the sum of (i) the applicable LIBOR index rate plus (ii) a margin of between 2.00% to 2.50%, depending on the attributes of the purchased assets. The initial maturity date of the Barclays Repo Facility is September 3, 2015, with four six-month extensions at our option, which may be exercised upon the satisfaction of certain conditions. As of March 31, 2015 and December 31, 2014, we had $106.4 million and $73.7 million outstanding under the Barclays Repo Facility, respectively.

CMBS Master Repurchase Agreements

We entered into various MRAs that allow us to sell real estate securities while providing a fixed repurchase price for the same real estate securities in the future. The repurchase contracts on each security under an MRA generally mature in 30 – 90 days and terms are adjusted for current market rates as necessary. As of March 31, 2015 and December 31, 2014, we entered into six MRAs, of which three were in use, described below (in thousands):

Counterparty	Amount Outstanding	Accrued Interest	Weighted Average
			Interest Rate	Days to Maturity
As of March 31, 2015
Citigroup Global Markets, Inc.	$4,010	$2	1.48%	20
J.P. Morgan Securities LLC	29,993	14	1.38%	20
Wells Fargo Securities, LLC	3,731	2	1.53%	20
Total/Weighted Average	$37,734	$18	1.41%	20
As of December 31, 2014
Citigroup Global Markets, Inc.	$4,010	$2	1.46%	20
J.P. Morgan Securities LLC	18,528	8	1.44%	20
Wells Fargo Securities, LLC	3,731	2	1.52%	20
Total/Weighted Average	$26,269	$12	1.46%	20

As of March 31, 2015 and December 31, 2014, our $37.7 million and $26.3 million of borrowings under repurchase agreements were collateralized by CMBS with a fair value of $50.4 million and $33.8 million, respectively.

We expect to use additional debt financing as a source of capital. Under our charter, the maximum amount of our total indebtedness shall not exceed 300% of our total “net assets” (as defined by the NASAA REIT Guidelines) as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This charter limitation, however, does not apply to individual real estate assets or investments. In addition, it is currently our intention to limit our aggregate borrowings to 45% of the aggregate fair market value of our assets (calculated after the close of the Offering and once we have invested substantially all the proceeds of the Offering), unless borrowing a greater amount is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report following such borrowing along with justification for borrowing such a greater amount. This limitation, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value, which will enable us to satisfy our requirements under the NASAA REIT Guidelines. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions.

In addition to our current mix of financing sources, we may also access additional forms of financings, including credit facilities, securitizations and public and private, secured and unsecured debt issuances by us or our subsidiaries.

Distributions

On May 13, 2013, our board of directors authorized, and we declared, a distribution, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00565068493 per day based on a price of $25.00 per share of common stock. The distributions began to accrue on May 30, 2013 (15 days following our initial loan acquisition) and will be payable by the fifth day following the end of each month to stockholders of record at the close of business each day during the prior month.

The below table shows the distributions paid on shares outstanding during the three months ended March 31, 2015 and year ended December 31, 2014 (in thousands, except share data):

Three Months Ended March 31, 2015

Payment Date	Weighted Average Shares Outstanding(1)	Amount Paid in Cash	Amount Issued under DRIP
January 2, 2015	16,006,444	$1,512	$1,109
February 2, 2015	17,192,517	1,618	1,182
March 2, 2015	18,644,252	1,567	1,154
Total		$4,697	$3,445

Year Ended December 31, 2014

Payment Date	Weighted Average Shares Outstanding(1)	Amount Paid in Cash	Amount Issued under DRIP
January 2, 2014	1,219,825	$141	$74
February 3, 2014	1,463,829	171	85
March 3, 2014	1,979,935	213	106
April 1, 2014	2,644,003	305	163
May 1, 2014	3,277,803	353	206
June 2, 2014	4,126,746	452	282
July 2, 2014	5,372,322	571	356
August 2, 2014	6,956,879	759	485
September 2, 2014	8,925,637	951	628
October 2, 2014	10,575,893	1,073	736
November 2, 2014	12,253,800	1,249	905
December 1, 2014	13,880,235	1,354	1,001
Total		$7,592	$5,027

(1)	Represents the weighted average shares outstanding for the period related to the respective payment date.

The following table shows the sources for the payment of distributions to common stockholders for the periods presented (in thousands):

	Three Months Ended March 31,
	2015		2014
Distributions:
Cash distributions paid	$4,697		$523
Distributions reinvested	3,445		266
Total distributions	$8,142		$789
Source of distribution coverage:
Cash flows provided by operations	$4,697	57.7%	$—	—%
Proceeds from issuance of common stock	—	—%	523	66.3%
Common stock issued under DRIP	3,445	42.3%	266	33.7%
Total sources of distributions	$8,142	100.0%	$789	100.0%
Cash flows provided by (used in) operations (GAAP)	$5,258		$(1,038)
Net income (GAAP)	$4,632		$226

The following table compares cumulative distributions paid to cumulative net income (in accordance with GAAP) for the period from November 15, 2012 (date of inception) through March 31, 2015 (in thousands):

For the Period from November 15, 2012 (date of inception) to March 31, 2015
Distributions paid:
Common stockholders in cash	$12,575
Common stockholders pursuant to DRIP/offering proceeds	8,661
Total distributions paid	$21,236
Reconciliation of net income:
Net interest income	$21,685
Gain on sale	112
Acquisition fees	(5,418)
Other operating expenses	(6,246)
Net income (in accordance with GAAP)	$10,133
Cash flows provided by operations	$8,719

Cash Flows

Cash Flows for the Three Months Ended March 31, 2015

Net cash provided by operating activities for the three months ended March 31, 2015 was $5.3 million. Cash inflows were primarily driven by an increase in net interest income to $7.7 million, but were partially offset by cash outflows mainly for acquisition fees of $1.0 million.

Net cash used in investing activities for the three months ended March 31, 2015 was $110.1 million. Cash outflows were primarily driven by originations and acquisitions with $116.4 million and $8.0 million representing our investment in 10 new loans and one new CMBS position, respectively.

Net cash provided by financing activities for the three months ended March 31, 2015 was $121.6 million. Cash inflows for the period of $92.8 million from the issuance of common stock, $32.1 million from net borrowings on the Loan Repo Facilities and $11.5 million from net borrowings on our CMBS MRAs which were partially offset by the payment of $9.2 million of offering costs.

Cash Flows for the Three Months Ended March 31, 2014

Net cash used in operating activities for the three months ended March 31, 2014 was $1.0 million. Cash inflows were primarily driven by our net income of $0.2 million. These cash inflows were offset by cash outflows that consisted of an increase in accounts receivable and prepaid expenses of $1.4 million.

Net cash used in investing activities for the three months ended March 31, 2014 was $33.5 million. Cash outflows were primarily driven by the acquisition of three loan investments.

Net cash provided by financing activities for the three months ended March 31, 2014 was $34.7 million. The level of cash provided by financing activities was mainly driven by sales our common stock during the period of $40.8 million.

Related Party Arrangements

Realty Finance Advisors, LLC

Subject to certain restrictions and limitations, our Advisor is responsible for managing our affairs on a day-to-day basis and for identifying, originating, acquiring and asset managing investments on our behalf. For such services, to the extent permitted by law and regulations, our Advisor receives fees and reimbursements from us. Below is a description of the fees and reimbursements incurred to our Advisor.

Organization and Offering Expenses

Our Advisor is entitled to receive reimbursement for organization and offering expenses, which may include reimbursements to our Advisor for other organization and offering expenses it incurs for due diligence fees included in detailed and itemized invoices. We are obligated to reimburse our Advisor for organization and offering costs to the extent the organization and offering expenses do not exceed 2.0% of gross proceeds from the Offering. Our Advisor does not expect reimbursable organization and offering costs, excluding selling commissions and dealer manager fees, to exceed 1.5% of the gross proceeds from the Offering. We shall not reimburse our Advisor for any organization and offering costs that our independent directors determine are not fair and commercially reasonable to us.

Operating Costs

We will reimburse our Advisor’s costs of providing administrative services. Additionally, we will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or disposition fees. The Advisor must pay any expenses in which our operating expenses as defined by North American Securities Administrators Association at the end of the four preceding fiscal quarters exceeds the greater of (i) 2.0% of average invested assets or (ii) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period, unless a majority of our independent directors determine the excess expenses were justified based on unusual and nonrecurring factors.

Asset Management Fee

Our Advisor, or its affiliates, receives an annual asset management fee equal to 0.75% of the cost of our assets. Commencing on the NAV Pricing Date, the asset management fee will be based on the lower of 0.75% of the cost of our assets and 0.75% of the fair value of our assets (fair value will consist of the market value of each portfolio investment as determined in accordance with our valuation guidelines). This fee will be paid monthly in arrears, based on assets held by us during the measurement period adjusted for the appropriate closing dates for individual investments. The amount of the asset management fee will be reduced to the extent that the amount of distributions declared during the six month period ending on the last day of the calendar quarter immediately preceding the date such asset management fee is payable, exceeds FFO, as adjusted, for the same period.

Acquisition Fee

Our Advisor, or its affiliates, receives an acquisition fee equal to 1.0% of the contract purchase price paid for our commercial real estate debt or other commercial real estate investments and 1.0% of the anticipated net equity funded by the us to acquire real estate securities.

Acquisition Expense

Our Advisor, or its affiliates, may receive reimbursements for acquisition expenses incurred including personnel costs related to selecting, evaluating, originating and acquiring investments on our behalf and we may incur third party acquisition expenses. We reimburse the Advisor, or its affiliates, up to 0.5% of the principal amount funded by us to originate or acquire commercial mortgage loans and up to 0.5% of the anticipated net equity funded by us to acquire real estate securities investments. In no event will the total of all acquisition fees and acquisition expenses exceed 4.5% of the principal amount funded with respect to our total portfolio including subsequent fundings to investments in our portfolio.

Asset Disposition Fee

For substantial assistance in connection with the sale of investments, as determined by our board of directors, we will pay our Advisor, or its affiliates, a disposition fee of 1.0% of the contract sales price of each commercial mortgage loan or other investment sold, including real estate securities or collateralized debt obligations issued by our subsidiary as part of a securitization transaction. We will not be obligated to pay a disposition fee upon the maturity, prepayment, workout, modification or extension of commercial real estate debt unless there is a corresponding fee paid by the borrower, in which case the disposition fee will be the lesser of (i) 1.0% of the principal amount of the debt prior to such transaction; or (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such property.

Annual Subordinated Performance Fee

We pay the Advisor an annual subordinated performance fee calculated on the basis of our total return to stockholders, payable monthly in arrears, such that for any year in which our total return on stockholders’ capital exceeds 6.0% per annum, the Advisor will be entitled to 15.0% of the excess total return; provided that in no event will the annual subordinated performance fee payable to the Advisor exceed 10.0% of the aggregate total return for such year. This fee will be payable only upon the sale of assets, distributions or other event which results in our return on stockholders’ capital exceeding 6.0% per annum.

Convertible Stock

We have issued 1,000 convertible shares to the Advisor, which will automatically convert to shares of our common stock upon the occurrence of the first to occur of the Triggering Events. In general, but with certain exceptions as outlined in the articles supplementary, each convertible share will convert into a number of common shares equal to  1/1000 of the quotient of (a) the conversion product (the product of 0.15 times the amount, if any, by which (i) the sum of the enterprise value as of the date of the Triggering Event plus total distributions paid to the our stockholders through the date of the Triggering Event exceeds (ii) the sum of our stockholders’ invested capital plus a 6.0% return as of the date of the Triggering Event) divided by (b) the quotient of the enterprise value divided by the number of shares of our common stock outstanding (on an as-converted basis) on the date of the Triggering Event. The conversion product will be reduced by the amounts payable pursuant to the annual subordinated performance fee as realized appreciation in our assets during the time that the Advisor or one of its affiliates acts as our advisor.

Realty Capital Securities, LLC and its Affiliates

Selling Commissions and Dealer Manager Fees

Pursuant to a dealer manager agreement, we pay our Dealer Manager selling commissions of up to 7.0% of the per share purchase price of shares in our Offering, all of which are reallowed to soliciting dealers. In addition, we pay our Dealer Manager a dealer manager fee of 3.0% of the per share purchase price of shares in our Offering, a portion of which may be reallowed to soliciting dealers. Alternatively, a soliciting dealer may elect to receive a selling commission equal to 7.5% of the gross proceeds from the sale of shares made by such soliciting dealer, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of such sale up to and including the fifth anniversary of the closing of such sale. The dealer manager fee will be reduced to 2.5% of the gross proceeds on sales by a soliciting dealer in our primary offering in the event a soliciting dealer elects to receive the 7.5% selling commission described above but such total fees shall not exceed 10.0% of gross proceeds.

No selling commissions or dealer manager fees are paid for sales under our DRIP.

Additional Fees Incurred to the Dealer Manager and its Affiliates

We incur fees for the following services provided by the Dealer Manager and its affiliates: transfer agency services provided by an affiliate of the Dealer Manager; ongoing registration maintenance and transaction management services provided by an affiliate of the Dealer Manager; and ongoing strategic advisory services and investment banking services required in the ordinary course of the our business performed by the Dealer Manager. The Dealer Manager’s strategic advisory services include the performance of financial analysis, the evaluation of publicly traded comparable companies and the development of a portfolio composition strategy and capitalization structure to optimize future liquidity options and structuring operations.

An affiliate of the Company, RCS Advisory Services, LLC (“RCS”), is an entity under common control with the Sponsor. RCS performs legal, compliance and marketing services for the Company.

American National Stock Transfer, LLC (the “Transfer Agent”), an entity under common control with the Sponsor, provides the Company with transfer agent, registrar and supervisory services for the Company.

An affiliate of the Company, SK Research, LLC (“SK Research”), is an entity under common control with the Sponsor. SK Research provides broker-dealers and financial advisors with the research, critical thinking and analytical resources necessary to evaluate the viability, utility and performance of investment programs.

Total Costs Incurred Due to Related Party Arrangements

The table below shows the costs incurred due to related party arrangements during the three months ended March 31, 2015 and 2014 and the associated payable as of March 31, 2015 and December 31, 2014 (in thousands): See Note 9 — Related Party Transactions and Arrangements for further detail.

	Three Months Ended March 31,		Payable as of
	2015	2014	March 31, 2015	December 31, 2014
Total commissions and fees incurred from the Dealer Manager in connection with the offering	$9,247	$3,851	$295	$119
Total compensation and reimbursement for services provided by the Advisor, its affiliates, entities under common control with the Advisor and the Dealer Manager	1,962	360	1,786	1,725
Acquisition fees and related expense reimbursements in connection with operations	1,781	397	155	—
Advisory and investment banking fee	14	135	—	—
Subordinated performance fee	362	—	965	191
Total	$13,366	$4,743	$3,201	$2,035

The payables as of March 31, 2015 and December 31, 2014 in the table above are included in due to affiliates on our consolidated balance sheets.

Off Balance Sheet Arrangements

We currently have no off balance sheet arrangements.

Item 3. Quantitative and Qualitative Disclosures about Market Risk.

Our market risk arises primarily from interest rate risk relating to interest rate fluctuations. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk. To meet our short and long-term liquidity requirements, we may borrow funds at fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates. During the periods covered by this report, we did not engage in interest rate hedging activities. We do not hold or issue these derivative contracts for trading or speculative purposes. We do not have any foreign denominated investments, and thus, we are not exposed to foreign currency fluctuations.

As of March 31, 2015 and December 31, 2014, our portfolio included 55 and 35 variable rate investments, respectively, based on LIBOR for various terms. Borrowings under our repurchase agreements are also based on LIBOR. The following table quantifies the potential changes in interest income net of interest expense should interest rates increase by 50 or 100 basis points or decrease by 25 basis points, assuming that our current balance sheet was to remain constant and no actions were taken to alter our existing interest rate sensitivity (in thousands):

Change in Interest Rates	Estimated Percentage Change in Interest Income Net of Interest Expense
	March 31, 2015	December 31, 2014
(-) 25 Basis Points(1)	(0.62)%	(0.47)%
Base Interest Rate	—%	—%
(+) 50 Basis Points	4.55%	4.61%
(+) 100 Basis Points	9.21%	9.22%

(1)	Reduction cannot cause LIBOR rates to fall below zero.

Item 4. Controls and Procedures.

Disclosure Controls and Procedures

In accordance with Rules 13a-15(b) and 15d-15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act) as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded, as of the end of such period, that our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in our reports that we file or submit under the Exchange Act.

Changes in Internal Controls Over Financial Reporting

During the three months ended March 31, 2015, there were no changes in our internal controls over financial reporting (as defined in Rule 13a-15(f) and 15(d)-15(f) of the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II

Item 1. Legal Proceedings.

Neither we nor any of our subsidiaries are a party to any material, pending legal proceedings.

Item 1A. Risk Factors.

Our potential risks and uncertainties are presented in the section entitled “Risk Factors” contained in the Annual Report on Form 10-K. There have been no material changes from these risk factors.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

We did not sell any equity securities that were not registered under the Securities Act during the three months ended March 31, 2015.

On February 12, 2013, the SEC declared effective our Registration Statement on Form S-11 (File No. 333-186111) filed under the Securities Act, and we commenced the Offering on a “reasonable best efforts” basis of up to a maximum of $2.0 billion of common stock, consisting of up to 80.0 million shares. The Registration Statement also registers approximately 16.8 million shares of common stock pursuant to the DRIP under which common stockholders may elect to have their distributions reinvested in additional shares of common stock. As of March 31, 2015, we have issued 19,406,761 shares of our common stock, including shares issued pursuant to the DRIP and have raised $482.2 million of offering proceeds, excluding shares pursuant to the DRIP and share-based compensation. On January 5, 2015, our board of directors approved the extension of the Offering to February 12, 2016, provided that the Offering will be terminated if all 80.0 million shares are sold before such date.

The following table reflects the offering costs associated with the issuance of common stock (in thousands):

As of March 31, 2015
Selling commissions and dealer manager fees	$45,143
Other offering expenses	9,397
Total offering expenses	$54,540

The Dealer Manager may reallow the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

We are responsible for the organizational and offering costs of the Offering, excluding commissions and dealer manager fees, up to a maximum of 2.0% of the gross proceeds received from the Offering, measured at the end of the Offering. Organizational and offering costs in excess of the 2.0% cap as of the end of the Offering are the Advisor’s responsibility. As of March 31, 2015, organizational and offering costs did not exceed the 2.0% cap of gross proceeds received from the Offering.

As of March 31, 2015, our net offering proceeds, after deducting the total offering expenses outlined above, were approximately $427.7 million. We used the net offering proceeds from the Offering and other financing sources to acquire 46 loans and nine investments in CMBS with a total carrying value of $559.1 million for our loans, and our CMBS investments had a fair value of $58.4 million as of March 31, 2015.

Issuer Purchases of Equity Securities

The following table reflects the number of shares repurchased under the Company’s SRP cumulatively through March 31, 2015:

	Number of Requests	Number of Shares Repurchased	Average Price per Share
Cumulative repurchases as of December 31, 2014	9	20,355	$23.99
Three Months Ended March 31, 2015(1)	8	5,752	24.97
Cumulative repurchases as of March 31, 2015(1)	17	26,107	$24.21

(1)	Includes 8 unfulfilled repurchase requests consisting of 5,752 shares at an average repurchase price per share of $24.97, which were approved but not completed as of March 31, 2015.

Item 3. Defaults upon Senior Securities.

Not applicable.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

Not applicable.

Item 6. Exhibits.

EXHIBITS INDEX

The following exhibits are included in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
3.1(1)	Articles of Amendment to the Amended and Restated Articles of Amendment and Restatement, effective February 10, 2015.
31.1*	Certification of the Principal Executive Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15(d)-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of the Principal Financial Officer of the Company pursuant to Securities Exchange Act Rule 13a-14(a) or 15(d)-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32*	Written statements of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101*	XBRL (eXtensible Business Reporting Language). The following materials from Realty Finance Trust, Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, formatted in XBRL: (i) the Condensed Consolidated Balance Sheets, (ii) the Condensed Consolidated Statements of Operations, (iii) the Condensed Consolidated Statements of Comprehensive Income, (iv) the Condensed Consolidated Statement of Changes in Stockholders’ Equity, (v) the Condensed Consolidated Statements of Cash Flows and (vi) the Notes to the Condensed Consolidated Financial Statements.

*	Filed herewith.
(1)	Filed as an exhibit to our current report on Form 8-K filed with the SEC on February 17, 2015.

REALTY FINANCE TRUST, INC.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REALTY FINANCE TRUST, INC.
Dated: May 15, 2015	By: /s/ Peter M. Budko Name: Peter M. Budko Title: Chief Executive Officer (Principal Executive Officer)
Dated: May 15, 2015	By: /s/ Nicholas Radesca Name: Nicholas Radesca Title: Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

APPENDIX C-1

RFT Realty Finance Trust

Realty Finance Trust, Inc.
SUBSCRIPTION AGREEMENT

AN INVESTMENT IN THE OFFERING DESCRIBED HEREIN CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS FOR THE OFFERING. SUBSCRIPTIONS WILL BE EFFECTIVE ONLY UPON OUR ACCEPTANCE, AND WE RESERVE THE RIGHT TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IF REJECTED, ALL FUNDS SHALL BE RETURNED TO SUBSCRIBERS WITHOUT INTEREST AND WITHOUT DEDUCTION FOR ANY EXPENSES WITHIN TEN (10) BUSINESS DAYS FROM THE DATE THE SUBSCRIPTION IS REJECTED. INVESTORS WILL RECEIVE A CONFIRMATION OF THEIR PURCHASE. IN ORDER TO EXECUTE THIS SUBSCRIPTION AGREEMENT, YOU AND THE CO-OWNER (AS APPLICABLE) MUST COMPLETE SECTION 6A OF THIS SUBSCRIPTION AGREEMENT. IF YOU HAVE ANY QUESTIONS, PLEASE CALL YOUR REGISTERED REPRESENTATIVE OR REALTY CAPITAL SECURITIES, LLC *(MEMBER FINRA/SIPC)* AT 1-877-373-2522.

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

1

Please indicate which offering you wish to invest in and whether this purchase is an "initial investment" or an "additional investment."

☐ **Net of Commission Purchase ("NOCP"):** Check this box if you are eligible for a NOCP.

NOCPs are available to registered associates and other employees of soliciting broker/dealers, the above referenced REITs and their affiliates, participants in a wrap account or commission replacement account with approval for a discount by the broker/dealer, RIA, bank trust account, etc. Representative will not receive selling commission. Refer to prospectus for details.

Investment

☐ **Realty Finance Trust, Inc. ("RFT")**
- State in which sale was made: _______

☐ Initial Investment
☐ Additional Investment:
Acct# ________________

Investment Amount

$ ____________________
- *$2,500 minimum investment*
- *$100 increments for additional investments*

Payment Method: Please indicate the method of payment below.

☐ Check Enclosed
☐ Subscription amount wired
☐ Check/funding being sent by other third party

Payment Instructions: Please follow the instructions outlined below.

- **For custodial held accounts, such as IRAs and other qualified plans:** Checks should be made payable to the custodian and sent, with a completed copy of the Subscription Agreement, directly to the custodian who will forward them to the applicable address.
- **For all other investments:**
  - **For RFT investors, make checks payable to:** Realty Finance Trust, Inc.

Note: Investment subject to suitability standards, see the corresponding Prospectus and Section 6 of this Subscription Agreement for details.

2 OWNERSHIP

IMPORTANT: Please choose **one** option, either within the "Non-Custodial Ownership" column, or within the "Custodial Ownership" column.

2a. Non-Custodial Ownership *(Non-Qualified)*

☐ **Individual –** *One signature required & initial.*

☐ **Joint Tenants with Right of Survivorship –** *All parties must sign & initial.*

☐ **Tenants in Common –** *All parties must sign & initial.*

☐ **Company or Corporation or Partnership –** *Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable.*

☐ **Uniform Gift/Transfer to Minors Act (UGMA/UTMA) –** *Owner and custodian signature required.*
State of ______ Custodian for ____________________

☐ **Estate –** *Personal representative signature required.*
Name of Executor: ____________________
Include a copy of the court appointment.

☐ **Qualified Pension or Profit Sharing Plan* –** *Trustee or custodian signature required. Include plan documents.*
Name of Trustee: ____________________

☐ **Trust –** *Trustee(s) signature(s) and copy of trust document or trust certificate required.*

☐ **Transfer on Death[(1)] –** *Must complete separate Transfer on Death Registration Form.*

☐ **Other** (Specify) – ____________________
Include title and signature pages.

2b. Custodial Ownership *(Qualified)*

☐ **Traditional IRA* –** *One signature required.*

☐ **Roll-Over IRA* –** *One signature required.*

☐ **Roth IRA* –** *One signature required.*

☐ **KEOGH Plan* –** *One signature required.*

☐ **Simplified Employee Pension/Trust (S.E.P.)***

☐ **Qualified Pension or Profit Sharing Plan* –** *Owner and custodian signature required.*

☐ **Other** (Specify) – ____________________

** Investors who are plan participants under a registered IRA, Keogh, Qualified Pension Plan or Qualified Profit Sharing Plan program may be eligible to purchase such investment through such accounts. No representations are made, and the offeror disclaims any responsibility or liability to the plan custodian, plan administrators, plan participants, investors, or beneficiaries thereof as to the tax ramifications of such investment, the suitability or eligibility of such investment under the respective plan, or that such Investment comports with ERISA, Internal Revenue Service or other governmental rules and regulations pertaining to such plan investments and rights thereunder. A separate private investment form or similar documentation from the Plan Custodian/ Administrator and plan participants/investors is required for investment through these types of accounts.*

(1) Investors who qualify may elect Transfer on Death (TOD) registration for such investment account. TOD registration is designed to give an owner/investor of securities the option of a nonprobate transfer at death of the assets held in the account by designating proposed beneficiary(ies) to receive the account assets upon the owner/investor's death. TOD registration is available only for owner(s)/investor(s) who is (i) a natural person or (ii) two natural persons holding the account as Tenants by the Entirety or (iii) two or more natural persons holding the account as Joint Tenants with Right of Survivorship or (iv) a married couple holding the account as community property with right of survivorship. The following forms of ownership are ineligible for TOD registration: Tenants in Common, community property without survivorship, non-natural account owners (i.e., entities such as corporations, trusts or partnerships), and investors who are not residents of a state that has adopted the Uniform Transfer on Death Security Registration Act.

3

IMPORTANT: Send all paperwork directly to the custodian.

Note: This section is only for accounts specified in Section 2b and not for Custodial Accounts for Minors.

Custodial Ownership *(Must be completed by Custodian/Trustee for accounts identified in Section 2b)*

Name of Trust or Business Entity *(Does not apply to IRA accounts)* ______

Name of Custodian or Trustee ______

Mailing Address ______

City, State, Zip ______

Business Phone ______

Custodian/Trust/Business Entity Tax ID# ______

Account # ______

Name of Custodian or Other Administrator ______

4

IMPORTANT: Investor Information is required.

Note: Please provide all necessary corporate documents, partnership agreement, or trust powers (specified in Section 2) to establish authority to act.

Investor Information

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Account Owner ______

Date of Birth ______

Social Security Number or Taxpayer ID # ______

Legal Address (No P.O. Boxes) ______

City, State, Zip ______

Citizenship: *Please indicate Citizenship Status* ***(Required)***

☐ **U.S. Citizen** ☐ **Resident Alien** ☐ **Non-Resident Alien*** ☐ **Employee, Affiliate or Board Member**

NOTE: Any and all U.S. Taxpayers are required to complete the attached substitute IRS Form W-9 (the "Substitute Form W-9") in Section 6b. (If a foreign national is, in fact, a U.S taxpayer, complete the attached Substitute Form W-9.)

* If non-resident alien, investor must submit the appropriate IRS Form W-8 **(W-8BEN, W-8ECI, W-8EXP or W-8IMY)** in order to make an investment.

Employer: ______ ☐ RETIRED

☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ______

Name of Joint Account Owner or Minor ______

Entity Name ______

Date of Birth ______

Social Security Number or Taxpayer ID# ______

If Non-U.S. Citizen, specify Country of Citizenship ______

Mailing Address (if different than legal address) ______

City, State, Zip ______

Home Phone ______

Business Phone ______

Government ID: ***(Foreign Citizens only)*** *Identification documents must have a reference number and photo. Please attach a photocopy.*

Place of Birth: ______
City State/Province Country

Immigration Status: ☐ Permanent resident ☐ Non-permanent resident ☐ Non-resident

Check which type of document you are providing:

☐ US Driver's License ☐ INS Permanent resident alien card ☐ Passport with U.S. Visa

☐ Employment Authorization Document ☐ Passport without U.S. Visa Bank Name (required): ______

Account No. (required): ______

☐ Foreign national identity documents Bank Name (required): ______

Phone No. (required): ______

Number for the document checked above and country of issuance: ______

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

5

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your distributions.[1]

Note: Qualified accounts may not direct distributions without the custodian's approval. Please also note that all custodial account distributions not reinvested pursuant to the distribution reinvestment plan will be directed to the custodian.

Distributions

REALTY FINANCE TRUST, INC.

▸ *I hereby subscribe for Shares of Realty Finance Trust, Inc. and elect the distribution option indicated.*

☐ **Reinvest/Distribution Reinvestment Plan**[2] *Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvests the entire cash distribution.*

☐ **Mail Check** to the address of record

☐ **Send to Custodial Account** listed in Section 3

☐ **Cash/Direct Deposit**[3] *Send check/direct deposit to third party financial institution in Section 5a below. (Non-Custodian Investors only)*

☐ **Volume Discount: To be completed by purchaser after discussion with broker-dealer.**

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request. Any such request will be subject to our verification.

1 *Distributions may be funded from borrowings, offering proceeds, or proceeds from the sale of assets, which may constitute a return of capital and significantly reduce the amount of capital available for investment by Realty Finance Trust, Inc. Any capital returned to investors through distributions will be returned after certain fees and expenses are paid to the sponsor of this offering or its affiliates.*

2 *We request that an investor who elects to have distributions reinvested notify the applicable program and the broker-dealer in writing if at any time during his or her participation in the distribution reinvestment plan, there is any material change in the stockholder's financial condition or inaccuracy of any representation under the subscription agreement for such stockholder's initial purchase of our shares.*

3 *Certification by investor(s): I/we authorize Realty Finance Trust, Inc. or its agent, American National Stock Transfer, LLC, by or through a third party provider (collectively referred to as "Issuer"), to deposit my/our distribution/dividend to my/our checking or savings account. This authority will remain in force until I/we notify the Issuer in writing to cancel it. If the Issuer deposits funds erroneously into my/our account, they are authorized to debit my/our account for an amount not to exceed the amount of the erroneous deposit. The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.*

5a

Please complete this section if you should wish to direct distributions (non-custodial accounts) to the registered owner's checking or savings account or to a party other than the registered owner.

Name of Third Party Financial Institution ______________________________

Mailing Address ______________________________

City, State, Zip ______________________________

Account # ______________________________

Bank's ABA/Routing # ______________________________

☐ **Checking Account** *(must enclose voided check)* ☐ **Savings Account** *(subject to bank verification)*

ELECTRONIC DELIVERY ELECTION

Electronic Delivery of stockholder communication is available and if you would prefer to receive such communications and statements electronically, please affirmatively elect to do so by checking the offering for which you elect to receive the electronic delivery of stockholder communications and statement notifications, and signing below where indicated:

☐ **Realty Finance Trust, Inc.**

We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) e-mail stockholder communications to you directly or (ii) make them available on each offering's respective Web site and notify you by e-mail when such documents are available and how to access the documents.

You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.

Sign below if you consent to the electronic delivery of documents including annual reports, proxy materials, and any other documents that may be required to be delivered under federal or state securities laws as well as account-specific information such as quarterly account statements or tax information. Your consent will be effective until you revoke it. In addition, by consenting to electronic access, you will be responsible for your customary Internet Service Provider charges in connection with access to these materials. E-mail address in the section below is required. Please carefully read the following representations before consenting to receive documents electronically. By signing this box and consenting to receive documents electronically, you represent the following: **(a)** I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility. **(b)** I acknowledge that documents distributed electronically may be provided in Adobe's Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe's web site at www.adobe.com . The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. **(c)** I acknowledge that I may receive at no cost from Realty Finance Trust, Inc. a paper copy of any documents delivered electronically by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday. **(d)** I acknowledge that if the e-mail notification is returned to Realty Finance Trust, Inc. as "undeliverable", a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if Realty Finance Trust, Inc. is unable to obtain a valid e-mail address for me, Realty Finance Trust, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record. **(e)** I acknowledge that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling Realty Capital Securities, LLC at 877-373-2522 from 9:00 am to 5:00 pm EST Monday-Friday.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

Joint Accounts: If your Social Security number is the primary number on a joint account and you opt-in to electronic delivery, each consenting stockholder must have access to the e-mail account provided.

My e-mail address is ______________________________

Your e-mail address will be held in confidence and used only for matters relating to your investments.

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6

IMPORTANT: Please carefully read and separately initial each of the representations. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at any time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.

Subscriber Acknowledgements & Signatures The undersigned (or in the case of fiduciary accounts, the person authorized to sign on each subscriber's behalf) further acknowledges and/or represents the following: *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
Represents that I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and gross income of at least $70,000 or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; or such higher suitability as may be required by certain states and set forth in the "Investor Suitability Standards" section of the applicable Prospectus and in this Subscription Agreement. In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.		
I/we acknowledge receipt of the final Prospectus of RFT, not less than five (5) business days prior to the signing of this Subscription Agreement.		
I/we am/are purchasing shares for my/our own account.		
I/we acknowledge that shares are not liquid.		
If an affiliate of RFT, I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.		
Alabama residents only: In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in the RFT real estate investment program and other similar programs.		
California residents only: In addition to the general suitability requirements described above, investors' maximum investment in RFT shares will be limited to 10% of the investor's net worth (exclusive of home, home furnishings and automobiles).		
Iowa residents only: Iowa investors must have an annual income of $70,000 and a minimum net worth of $100,000 (exclusive of home, auto and furnishings) or, in the alternative a net worth of $350,000 (exclusive of home, auto and furnishings). The investor's maximum aggregate investment in RFT common stock and other non-publicly traded direct participation programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, auto and home furnishings minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kansas residents only: In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in RFT shares and securities of other real estate investment trusts. "Liquid net worth" is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Kentucky residents only: Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in RFT not to exceed 10% of the Kentucky investor's liquid net worth.		
Maine residents only: The Maine Office of Securities recommends that an investor's aggregate investment in RFT and similar direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.		
Massachusetts residents only: Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in RFT and its affiliates cannot exceed 10% of the Massachusetts resident's net worth.		
Michigan residents only: The maximum investment allowable in RFT for a Michigan investor is 10% of his or her net worth.		
Missouri residents only: In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor's liquid net worth shall be invested in the securities registered by RFT for this offering with the Missouri Securities Division.		
Nebraska residents only: Nebraska investors must have either (a) a minimum net worth of at least $70,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum net worth of $350,000. A Nebraska investor's investment in RFT and in other non-publicly traded real estate investment trusts and other non-publicly traded direct participation programs (including oil and gas programs, equipment leasing Programs, business development companies (BDCs) and commodity pools) may not exceed ten percent (10%) of his or her net worth. An investment by a Nebraska investor that is an accredited investor within the meaning of the Federal securities laws is not subject to the foregoing limitations.

6 *Continued*

Subscriber Acknowledgements & Signatures *(Continued)* *(you must initial ALL appropriate representations below)*	**Owner**	**Co-Owner**
New Jersey residents only: A New Jersey investor must have either, (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor's investment in RFT, shares of its affiliates and other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth.		
New Mexico residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor's aggregate investment in RFT, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
North Dakota residents only: North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least ten times their investment in RFT.		
Ohio residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor's aggregate investment in RFT, shares of its affiliates and in other non-traded real estate investment programs may not exceed ten percent (10%) of his or her liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.		
Oregon residents only: An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor's maximum investment in RFT and its affiliates also cannot exceed 10% of the Oregon resident's net worth.		
Pennsylvania residents only: The maximum investment allowable in RFT for a Pennsylvania investor is 10% of his or her net worth.		
Tennessee residents only: A Tennessee resident's investment must not exceed ten percent (10%) of his or her liquid net worth (exclusive of home, home furnishings and automobiles).		

WE INTEND TO ASSERT THE FOREGOING REPRESENTATION AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS THEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER HEREBY DECLARES THE INFORMATION SUPPLIED ABOVE IS TRUE AND CORRECT AND MAY BE RELIED UPON BY EACH ISSUER IN CONNECTION WITH THE SUBSCRIBER'S INVESTMENT IN SUCH ISSUER.

THE SUBSCRIBER DOES NOT WAIVE ANY RIGHTS IT MAY HAVE UNDER THE SECURITIES ACT OF 1933, THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS SUBSCRIPTION AGREEMENT. A SALE OF SHARES MAY NOT BE COMPLETED UNTIL THE SUBSCRIBER HAS BEEN IN RECEIPT OF THE FINAL PROSPECTUS FOR THIS OFFERING (AT LEAST FIVE (5) BUSINESS DAYS).

THE SUBSCRIBER WILL NOT BE ADMITTED AS A SHAREHOLDER OF THE APPLICABLE ISSUER UNTIL THIS SUBSCRIPTION AGREEMENT HAS BEEN ACCEPTED BY SUCH ISSUER. SUCH ISSUER MAY REJECT ANY SUBSCRIPTION, IN WHOLE OR IN PART, IN ITS SOLE DISCRETION, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. SUBSCRIPTIONS WILL BE ACCEPTED OR REJECTED WITHIN 30 DAYS OF THEIR RECEIPT. EACH ISSUER WILL ACCEPT GROUPS OF SUBSCRIPTIONS ON AN ORDERLY BASIS NO LESS FREQUENTLY THAN MONTHLY, SUBJECT TO THE TERMS OF THE CURRENT PROSPECTUS. IF AN ISSUER REJECTS THE SUBSCRIBER'S SUBSCRIPTION, THE PURCHASE PRICE WILL BE RETURNED TO THE SUBSCRIBER WITHIN TEN (10) BUSINESS DAYS AFTER THE REJECTION OF THE SUBSCRIPTION. IF THE SUBSCRIBER'S SUBSCRIPTION IS ACCEPTED, THE SUBSCRIBER WILL BE SENT A CONFIRMATION OF ITS PURCHASE AFTER THE SUBSCRIBER HAS BEEN ADMITTED AS A SHAREHOLDER.

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

Subscriber Signature(s)

6a

IMPORTANT: The investor must go to Section 6b and complete the attached Substitute Form W-9 in its entirety in order for the Subscription Agreement to be considered valid for review.

Investors' ability to sell shares pursuant to the Share Repurchase Program is subject to numerous restrictions. The Share Repurchase Program may be suspended or terminated at any time and individual requests for redemption may not be honored. Investors may not be able to sell their shares.

SIGNATURE OF OWNER AND CO-OWNER (IN ORDER TO HAVE THIS AGREEMENT EXECUTED, THE INVESTOR(S) MUST SIGN THIS SECTION 6A)

In addition, if the investor signing below is acquiring the shares through an IRA or will otherwise beneficially hold the shares through a Custodian or Trustee, the investor also authorizes the Investment Program(s) indicated in Section 1 to receive (on behalf of the investor) authorization for the investor to act as proxy for the Custodian or Trustee. This authorization coupled with the Custodian or Trustee authorization below is intended to permit the investor to vote his or her shares even though the investor is not the record holder of the shares. Signing Section 6b will not constitute an execution of this Subscription Agreement.

Owner Signature ______________________________ Date (mm/dd/yyyy) ______________

Co-Owner Signature (if applicable) ______________________________ Date (mm/dd/yyyy) ______________

FOR AUTHORIZED REPRESENTATIVE OF CUSTODIAN USE ONLY

Signature of Custodian(s) or Trustee(s): By signing this Subscription Agreement, the Custodian authorizes the investor to vote the number of shares of the Investment Program(s) indicated in Section 1 that are beneficially owned by the investor as reflected on the records of each said offering as of the applicable record date at any meeting of the shareholders of each said offering. This authorization shall remain in place until revoked in writing by the Custodian. The Investment Program(s) indicated in Section 1 are hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

Authorized Signature (Custodian or Trustee) ______________________________ Date (mm/dd/yyyy) ______________

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6[b]	Substitute Form W-9 ALL U.S. Taxpayer Must Sign

SUBSTITUTE FORM W-9 (IRS Form W-9)(Rev. 12-2014))

Certification

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide a current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that (a) the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), (b) the investor is a U.S. person, (c) the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the Internal Revenue Service ("IRS") that the investor is subject to backup withholding as a result of failure to report all interests or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding and (d) the FACTA code(s) provided on Substitute Form W-9 (if any) is correct. If a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

Name (if in joint names, list first and circle the name of the person or entity whose number you enter in Part I as provided in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (the "Guidelines"))

____

Business Name (Sole proprietors, see the instructions in the enclosed Guidelines)______________________________

Check appropriate box:

☐ Individual/Sole Proprietor or Single-Member LLC ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/Estate

☐ Limited Liability Company ☐ Enter the tax classification (C=C corporation, S=S corporation, P=partnership) _________

☐ Other

Exempt payee code (if any) ______________________ **Exemption from FATCA reporting code** (if any) ______________________
(Applies to accounts maintained outside the U.S.)

Address ____

Enter your TIN in the appropriate box below. (For most individuals, this is your social security number. If you do not have a TIN, write "Applied For" in the appropriate space below and see Obtaining a Number in the enclosed Guidelines). Certify by signing and dating below.

	OR	
Social Security Number		Employer Identification Number

Under penalties of perjury, I certify that:

1.The number shown on this form is my correct taxpayer identification number, and

2.I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3. I am a U.S. citizen or other U.S. person (as defined in the Instructions), and

4. The FATCA code(s) entered on this form (if any) indicating I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor	Print Name Date

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9

Definition of a U.S. Person. - For U.S. federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien,
- A partnership, corporation, company or association created or organized in the United States or under the laws of the United States,
- An estate (other than a foreign estate), or
- A domestic trust (as defined in Treasury Regulations section 301.7701-7).

What Number to Give the Requester. – Social Security numbers ('SSN') have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN') have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All 'Section' references are to the Internal Revenue Code of 1986, as amended.

For this type of account:	Give the SSN of:
1. An individual's account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee (1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner (1)
5. Sole proprietorship or disregarded entity owned by an individual	The owner (3)

For this type of account:	Give the EIN of:
6. Sole proprietorship or disregarded entity not owned by an individual	The owner (3)
7. A valid trust, estate, or pension trust	The legal entity (4)
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1) A SSN, that person's number must be furnished.
(2) Circle the minor's name and furnish the minor's SSN.
(3) You must show your individual name and you also may enter your business or 'DBA' name on the second name line. You may use either your SSN or FIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: *If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.*

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.socialsecurity.gov/forms/ss-5.pdf*. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting *www.irs.gov* or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

If you are exempt from backup withholding and/or FATCA reporting, enter on the Substitute Form W-9, any code(s) that may apply to you.

Exempt Payee Code

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends. Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

6b Continued

Guidelines for Certification of Taxpayer Identification Number ("TIN") on Substitute Form W-9 *(Continued)*

The following codes identify payees that are exempt from backup withholding:

1 – An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)
2 – The United States or any of its agencies or instrumentalities
3 – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
4 – A foreign government or any of its political subdivisions, agencies, or instrumentalities
5 – A corporation
6 – A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession
7 – A futures commission merchant registered with the Commodity Futures Trading Commission
8 – A real estate investment trust
9 – An entity registered at all times during the tax year under the Investment Company Act of 1940
10 – A common trust fund operated by a bank under section 584(a)
11 – A financial institution
12 – A middleman known in the investment community as a nominee or custodian
13 – A trust exempt from tax under section 664 or described in section 4947

For interest and dividends, all listed payees are exempt except payees listed in category 7. For broker transactions, payees listed in categories 1 through 4 and 6 through 11 and all C corporations are exempt. For broker transactions, S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Exempt payees described above should complete the Substitute Form W-9 to avoid possible erroneous backup withholding. ENTER YOUR TAXPAYER IDENTIFICATION NUMBER AND ANY APPLICABLE EXEMPT PAYEE CODE, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Exemption from FATCA Reporting Code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements.

A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)
B – The United States or any of its agencies or instrumentalities
C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Reg. section 1.1472-1(c)(1)(i)
E – A corporation that is a member of the same expanded affiliated group as a corporation described in Reg. section 1.1472-1(c)(1)(i)
F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state
G – A real estate investment trust
H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940
I – A common trust fund as defined in section 584(a)
J – A bank as defined in section 581
K – A broker
L – A trust exempt from tax under section 664 or described in section 4947(a)(1)
M – A tax exempt trust under a section 403(b) plan or section 457(g) plan

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

- *Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.*
- *Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.*
- *Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.*
- *Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.*

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

EFFECTIVE MAY 18, 2015: PLEASE USE ONLY THIS SUBSCRIPTION AGREEMENT GOING FORWARD.

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☐ **RIA Submission:** Check this box to indicate whether submission is made through a Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker-dealer, the transaction should be completed through that broker-dealer, not through the RIA.

Financial Advisor, Registered Investment Advisor & Registered Representative

The Financial Advisor, Registered Investment Advisor or the Authorized Representative (the "Advisor") must sign below to complete order. The undersigned broker-dealer or Advisor warrants that it is a duly licensed broker-dealer (or non-commission based financial advisor) and may lawfully offer the Shares in the state designated as the investor's address or the state in which the sale is to be made, if different. The broker-dealer or Advisor warrants that he or she has (a) reasonable grounds to believe this investment is suitable for the investor as defined by Rule 2310 of the FINRA Rules, (b) informed the investor of all aspects of liquidity and marketability of this investment as required by Rule 2310 of the FINRA Rules, (c) delivered the Prospectus to the investor the requisite number of days prior to the date that the investor will deliver this Subscription Agreement to the issuer as specified under the laws of the investor's state of residence, (d) verified the identity of the investor through appropriate methods and will retain proof of such verification process as required by applicable law, and (e) verified that the investor and the registered owner do not appear on the Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions.

Broker/Dealer or RIA Firm Address or P.O. Box ________________

Mailing Address ________________

City, State, Zip ________________

Business Phone # (Required) ________________

Fax Phone # ________________

E-mail Address ________________

Registered Representative(s) or Advisor(s) [I.A.] Name(s) (Required) ________________

Representative # ________________

Registered Representative or Advisor [I.A.] Address or P.O. Box ________________

City, State, Zip ________________

Business Phone # (Required) ________________

Fax Phone # ________________

E-mail Address ________________

If a Registered Associate of a FINRA member firm, I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. If a Registered Investment Advisor, I certify that I am properly licensed and I am registered in the following state in which this sale was completed.

State (Required) ________________

Signature(s) of Registered Representative(s) or Advisor(s) (Required) ________________

Date ________________

Signature of Broker/Dealer or RIA (If Required by Broker/Dealer) ________________

Date ________________

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For Non-Custodial Accounts: Please mail a completed original Subscription Agreement along with a check and the appropriate documents outlined in Sections 1 and 2 of this Subscription Agreement, to the appropriate address as outlined to the right.

For Custodial Accounts: Please mail a completed original Subscription Agreement directly to the custodian, along with your check and the appropriate documents outlined in Sections 1 and 2 of this Subscription Agreement.

For Regular Mail and Overnight Deliveries

Realty Finance Trust, Inc.
c/o American National Stock Transfer, LLC
430 W. 7th Street, Kansas City, MO 64105-1407

- **Should you have any questions or concerns and require customer service to handle your request or inquiry, please contact our transfer agent at:**

American National Stock Transfer, LLC
405 Park Avenue, 12th Floor, New York, NY 10022
Phone: (877) 373-2522 | Facsimile: (646) 861-7793

APPENDIX G

PRIVACY POLICY NOTICE
REALTY FINANCE TRUST, INC.

PRIVACY POLICY NOTICE

OUR COMMITMENT TO PROTECTING YOUR PRIVACY.  We consider customer privacy to be fundamental to our relationship with our stockholders. In the course of servicing your account, we collect personal information about you (“Non-Public Personal Information”). We collect this information to know who you are so that we can provide you with products and services that meet your particular financial and investing needs, and to meet our obligations under the laws and regulations that govern us.

We are committed to maintaining the confidentiality, integrity and security of our stockholders’ personal information. It is our policy to respect the privacy of our current and former stockholders and to protect the personal information entrusted to us. This Privacy Policy Notice (the “Policy”) describes the standards we follow for handling your personal information and how we use the information we collect about you.

Information We May Collect.  We may collect Non-Public Personal Information about you from the following sources:

•	Information on applications, subscription agreements or other forms. This category may include your name, address, e-mail address, telephone number, tax identification number, date of birth, marital status, driver’s license, citizenship, number of dependents, assets, income, employment history, beneficiary information and personal bank account information.
•	Information about your transactions with us, our affiliates and others, such as the types of products you purchase, your account balances, transactional history and payment history.
•	Information obtained from others. This may include information about your creditworthiness, debts, financial circumstances and credit history, including any bankruptcies and foreclosures.

Why We Collect Non-Public Personal Information.  We collect information from and about you:

•	in order to identify you as a customer;
•	in order to establish and maintain your customer accounts;
•	in order to complete your customer transactions;
•	in order to market investment products or services that may meet your particular financial and investing circumstances;
•	in order to communicate and share information with your broker/dealer, financial advisor, IRA custodian, joint owners and other similar parties acting at your request and on your behalf; and
•	in order to meet our obligations under the laws and regulations that govern us.

Persons to Whom We May Disclose Information.  We may disclose all types of Non-Public Personal Information about you to the following third parties and in the circumstances described below, as permitted by applicable laws and regulations.

•	Our Affiliated Companies. We may offer investment products and services through certain of our affiliated companies, and we may share all of the Non-Public Personal Information we collect on you with such affiliates. We believe that by sharing information about you and your accounts among our companies, we are better able to serve your investment needs and to suggest services or educational materials that may be of interest to you. You may limit the information we share with our affiliate companies as described at the end of this notice below.
•	Nonaffiliated Financial Service Providers and Joint Marketing Partners. From time to time, we use outside companies to perform services for us or functions on our behalf, including marketing of our own investment products and services or marketing products or services that we may offer jointly with other financial institutions. We may disclose all of the Non-Public Personal Information we collect as described above to such companies. However, before we disclose Non-Public Personal Information to any of our service providers or joint marketing partners, we require them to agree to keep your Non-Public Personal Information confidential and secure and to use it only as authorized by us.
•	Other Nonaffiliated Third Parties. We do not sell or share your Non-Public Personal Information with nonaffiliated outside marketers, for example, retail department stores, grocery stores or discount merchandise chains, who may want to offer you their own products and services. However, we also may use and disclose all of the Non-Public Personal Information we collect about you to the extent permitted by law. For example, to:
•	correct technical problems and malfunctions in how we provide our products and services to you and to technically process your information;
•	protect the security and integrity of our records, website and customer service center;
•	protect our rights and property and the rights and property of others;
•	take precautions against liability;
•	respond to claims that your information violates the rights and interests of third parties;
•	take actions required by law or to respond to judicial process;
•	assist with detection, investigation or reporting of actual or potential fraud, misrepresentation or criminal activity; and
•	provide personal information to law enforcement agencies or for an investigation on a matter related to public safety to the extent permitted under other provisions of law.

Protecting Your Information.  Our employees are required to follow the procedures we have developed to protect the integrity of your information. These procedures include:

•	Restricting physical and other access to your Non-Public Personal Information to persons with a legitimate business need to know the information in order to service your account.
•	Contractually obligating third parties doing business with us to comply with all applicable privacy and security laws.
•	Providing information to you only after we have used reasonable efforts to assure ourselves of your identity by asking for and receiving from you information only you should know.
•	Maintaining reasonably adequate physical, electronic and procedural safeguards to protect your information.

Former Customers.  We treat information concerning our former customers the same way we treat information about our current customers.

Keeping You Informed.  We will send you a copy of this Policy annually. We also will send you all changes to this Policy as they occur. You have the right to “opt out” of this Policy by notifying us in writing.

QUESTIONS?

If you have any questions about this Policy,
please do not hesitate to call Donald Ramon at (212) 415-6500.

Your Right to Limit our Information Sharing with Affiliates

This Privacy Policy applies to Realty Finance Trust, Inc. Federal law gives you the right to limit some but not all marketing from our affiliates. Federal law also requires us to give you this notice to tell you about your choice to limit marketing from our affiliates. You may tell us not to share information about your creditworthiness with our affiliated companies, except where such affiliate is performing services for us. We may still share with them other information about your experiences with us. You may limit our affiliates in the American Realty Capital group of companies, such as our securities affiliates, from marketing their products or services to you based on your personal information that we collect and share with them. This information includes your account and investment history with us and your credit score.

If you want to limit our sharing of your information with our affiliates, you may contact us:

By telephone at:
By mail: Mark your choices below, fill in and send to:
REALTY FINANCE TRUST, INC.
405 Park Avenue New York,
New York 10022

☐	Do not share information about my creditworthiness with your affiliates for their everyday business purposes.
☐	Do not allow your affiliates to use my personal information to market to me.

Name:
Signature:

Your choice to limit marketing offers from our affiliates will apply for at least 5 years from when you tell us your choice. Once that period expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from our affiliates for at least another 5 years. If you have already made a choice to limit marketing offers from our affiliates, you do not need to act again until you receive a renewal notice. If you have not already made a choice, unless we hear from you, we can begin sharing your information 30 days from the date we sent you this notice. However, you can contact us at any time to limit our sharing as set forth above.

Residents of some states may have additional privacy rights. We adhere to all applicable state laws.